Exhibit D

DESCRIPTION OF CANADA

Unless otherwise indicated, dollar amounts hereafter in this document are expressed in Canadian dollars. On December 14, 2018, the daily average rate of the Bank of Canada for conversion of Canadian dollars (“$”) to United States dollars (“U.S.$”) was USD 1.00 = CAD 1.3379.

Certain information contained in the Exhibit has been extracted or compiled from public official documents of Canada, which include statistical data subject to revision. Canada is sometimes referred to as the “Government of Canada” or the “Government” in this Exhibit.

CANADA

GENERAL INFORMATION

Area and Population

Canada is the second largest country in the world, with an area of 9,984,670 square kilometers of which about 891,163 square kilometers are covered by fresh water. The occupied farm land is about 7% and the commercial forest land is about 30% of the total area. The population on July 1, 2018 was estimated to be 37.1 million. Over two thirds of Canada’s population lives in metropolitan areas of which Toronto, Montreal and Vancouver are the largest. Most of Canada’s population lives within 200 kilometers of the United States border.

Form of Government

Canada is a federal state composed of ten provinces and three territories. In 1867, the United Kingdom Parliament adopted the British North America Act, which established the Canadian federation comprised of, at that time, the Provinces of Ontario, Québec, Nova Scotia and New Brunswick. Since then, six additional provinces (Manitoba, British Columbia, Prince Edward Island, Saskatchewan, Alberta and Newfoundland and Labrador), along with the Yukon Territory, the Northwest Territories and the territory of Nunavut (which was carved out of the Northwest Territories on April 1, 1999), have become parts of Canada.

The British North America Act (which has been renamed the Constitution Act, 1867) gave the Parliament of Canada legislative power in relation to a number of matters including all matters not assigned exclusively to the legislatures of the provinces. These powers now include matters such as defense, the raising of money by any mode or system of taxation, the regulation of trade and commerce, the public debt, money and banking, interest, bills of exchange and promissory notes, navigation and shipping, extra-provincial transportation, aerial navigation and, with some exceptions, telecommunications. The provincial legislatures have exclusive jurisdiction in such areas as education, municipal institutions, property and civil rights, administration of justice, direct taxation for provincial purposes and other matters of purely provincial or local concern.

The executive power of the federal Government is vested in the Queen, represented by the Governor General, whose powers are exercised on the advice of the federal Cabinet, which is responsible to the House of Commons. The legislative branch at the federal level, Parliament, consists of the Crown, the Senate and the House of Commons. The Senate has 105 seats. There are 24 seats each for the Maritime Provinces (Prince Edward Island, Nova Scotia and New Brunswick), Québec, Ontario and the Western Provinces (Manitoba, Saskatchewan, Alberta and British Columbia), six for Newfoundland and Labrador and one each for the three territories (Nunavut, Northwest Territories and Yukon). Senators are appointed by the Governor General on the advice of the federal Cabinet and hold office until age 75. The House of Commons has 338 members, elected by voters in single-member constituencies. The leader of the political party that gains the most seats in each general election is usually invited by the Governor General to be Prime Minister and to form the Government. The Prime Minister selects the members of the federal Cabinet from among the members of the House of Commons and the Senate (in practice almost entirely from the former). The House of Commons is elected for a period of five years. Since May 2007, the Canada Elections Act requires that a general election be held on a fixed date: the third Monday of October in the fourth calendar year following the previous general election. However, the law does not prevent the Governor General from dissolving Parliament at another date. The date of a general election is set by the Governor in Council.

The most recent general election was held on October 19, 2015. As a result of that election the Liberal Party of Canada formed the Government. As of November 7, 2018, the distribution of seats in the House of Commons is as follows: the Liberal Party of Canada has 182 seats, the Conservative Party of Canada has 95 seats, the New Democratic Party has 41 seats, the Bloc Québécois has ten seats, the Green Party of Canada has one seat, the People’s Party of Canada has one seat and the Co-operative Commonwealth Federation has one seat. There are three independent seats and four vacant seats.

The executive power in each province is vested in the Lieutenant Governor, appointed by the Governor General on the advice of the federal Cabinet. The Lieutenant Governor’s powers are exercised on the advice of the provincial cabinet, which is responsible to the legislative assembly. Each provincial legislature is composed of a Lieutenant Governor and a legislative assembly and, depending on the province, members of provincial legislative assemblies are elected for four or five years. The practice of selecting the provincial premier and the provincial cabinet in each province follows that described for the federal level, as does dissolution of a legislature.

The judicial branch of government in Canada is composed of an integrated set of courts created by federal and provincial law. At the federal level there are two principal courts, the Supreme Court of Canada which is the highest appeal court in Canada and the Federal Court of Canada which, among other things, deals with federal revenue laws and claims involving the Government. Judges of the two federally constituted courts and those of the provincial superior and county courts are appointed by the Governor General on the advice of the federal Cabinet and hold office during good behavior until age 70 or 75. Judges of the magistrates courts (commonly known as provincial courts) are appointed by the provincial government and usually hold office until age 65 or 70.

Constitutional Reform

In April 1982, Her Majesty the Queen proclaimed the Constitution Act, 1982, terminating British legislative jurisdiction over Canada’s Constitution. The Constitution Act, 1982 provides that Canada’s Constitution may be amended pursuant to an amending formula contained therein and contains the Canadian Charter of Rights and Freedoms, including the linguistic rights of Canada’s two major language groups.

The government of Québec did not sign the constitutional agreement which led to the repatriation of the Canadian Constitution and the proclamation of the Constitution Act, 1982. Although Québec is legally bound by the Constitution Act, 1982, the government of Québec set out five conditions for accepting the legal legitimacy of the Act. Discussions on those principles led on April 30, 1987 at Meech Lake to a unanimous agreement by First Ministers on principles respecting each of Québec’s conditions.

A constitutional resolution to give effect to the Meech Lake Accord was adopted by Parliament and eight provinces before the deadline for ratification on June 23, 1990. In the absence of ratification by Newfoundland and Manitoba, the amendment was not adopted. In the wake of this event, the most extensive series of public consultations on constitutional matters ever to occur in Canada began through the work of both provincial and federal commissions and committees, among other things. Recommendations produced by this process were then assessed by a series of multilateral negotiations involving the federal, provincial and territorial governments and four national Aboriginal organizations, held from April to July 1992. Agreement was reached on a wide range of constitutional issues through the multilateral process which led to a First Ministers’ Conference held in Charlottetown in August 1992.

The Charlottetown Accord was an extensive package of reforms agreed upon by the federal, provincial and territorial governments and the four Aboriginal organizations. On October 26, 1992, Canadians were asked in a referendum if they agreed that the Constitution of Canada should be renewed on the basis of the Charlottetown agreement. A majority of Canadians in a majority of the provinces, including a majority in Québec and a majority of Status Indians living on reserves, declined to provide such a mandate. Consequently, governments set aside the constitutional issue and announced their intention to concentrate on social and economic initiatives that do not require constitutional change.

Québec

In September 1994, the Parti Québécois was elected, and its platform called for Québec’s accession to independence. On October 30, 1995, the government of Québec held a consultative referendum under provincial law, seeking a mandate to secede from Canada and proclaim Québec’s independence, after having made a formal offer of a new economic and political partnership between Québec and the rest of Canada. The government’s proposal was rejected by a vote of 50.6% against and 49.4% in favour, with a participation rate of 93%. While all sides accepted the 1995 referendum results, the Parti Québécois has not abandoned the goal of achieving independence for Québec.

In September 1996, the Government of Canada referred a series of legal questions to the Supreme Court of Canada with a view to clarifying, at both domestic and international law, whether the government of Québec has the right to secede from Canada unilaterally. On August 20, 1998, the Supreme Court rendered judgment, ruling that the government of Québec cannot, under either the Constitution of Canada or international law, legally effect the unilateral secession of Québec from Canada. The Supreme Court also stated that, if a clear majority of Québecers were to clearly and unambiguously express their will to secede, the federal and provincial governments in Canada would then have a constitutional obligation to enter into negotiations to address the potential act of secession as well as its possible terms should, in fact, secession proceed.

On June 29, 2000, the Government of Canada enacted a law to give effect to the requirement for clarity set out in the opinion of the Supreme Court. That law requires the House of Commons to assess, prior to any future referendum on the secession of a province, whether the referendum question made clear that the province would cease to be part of Canada and become an independent country. The law further requires that, after the vote itself, the House of Commons also assess whether there appeared to be a clear majority in support of the question. Only if both these conditions were met would the Government of Canada be authorized to enter into negotiations which might lead to the constitutional amendments required to effect secession.

In the provincial election of October 1, 2018, the Coalition avenir Québec party was elected, replacing the Quebec Liberal Party which had been in power (majority) since April 2014, and formed a majority government having obtained 74 out of 125 seats in Quebec’s National Assembly (37.4% of the votes cast), as compared to 31 seats (24.8% of the votes cast) for the official opposition Quebec Liberal Party, ten seats (17.1% of the votes cast) for the Parti Québécois party and ten seats (16.1% of the votes cast) for the Québec solidaire party.

THE CANADIAN ECONOMY1

General

The key economic indicators for the Canadian economy and the Government of Canada consolidated statement of operations and accumulated deficit are presented in the following tables.

KEY ECONOMIC INDICATORS

	For the 2018 quarter ended (year-over-year)
	September	June	March	2017	2016	2015	2014	2013
Real GDP annual percentage change (1)	2.1	1.9	2.3	3.0	1.1	0.7	2.9	2.3
Nominal GDP annual percentage change (2)	4.7	4.0	4.0	5.6	1.9	-0.2	4.9	4.1
GDP Implicit Price Index (2)(3)	2.6	2.1	1.7	2.6	0.8	-0.9	2.0	1.7
Consumer Price Index (total items) (3)(4)	2.7	2.3	2.1	1.6	1.4	1.1	2.0	0.9
Industrial Product Price Index (3)	6.2	3.8	2.3	3.1	-0.2	-0.8	2.5	0.4
Unemployment Rate (percent) (5)	5.9	5.9	5.8	6.3	7.0	6.9	6.9	7.1
Trade Balance (in millions of dollars)	-9,000	-14,611	-14,275	-50,417	-49,561	-50,090	-19,582	-31,246

Source: Statistics Canada.

(1)	At market prices, chained 2012 dollars, and seasonally adjusted.
(2)	Seasonally adjusted.
(3)	Annual percentage changes.
(4)	Year-over-year growth rates for CPI are not based on seasonally adjusted data.
(5)	Unemployment levels are calculated using the difference between labor force and employment for the quarters.

GOVERNMENT OF CANADA – CONSOLIDATED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT

(in millions of dollars)

	For the years ended March 31,
	2018	2017	2016	2015	2014
Total Revenues	313,606	293,495	295,453	282,346	271,677
Total Program Expenses	310,678	291,220	276,477	258,689	254,998
Public Debt Charges	21,889	21,232	21,837	24,207	24,729
Total Expenses	332,567	312,452	298,314	282,896	279,727
Annual Deficit	-18,961	-18,957	-2,861	-550	-8,050
Accumulated Deficit at End of Year	-671,254	-651,540	-634,440	-628,910	-626,000

Source: Public Accounts of Canada 2018 (Volume 1, Table 1.1).

[1]

Quarterly and semi-annual figures or changes are based upon seasonally adjusted data, except where otherwise indicated. All percentage changes are compounded at annual rates. For percentage changes over more than one year, the method of computation includes growth over the entire period indicated. Unless otherwise specified, all growth rates on page 7 are calculated using real GDP at basic prices, constant 2012 dollars.

The chart below shows the distribution of real gross domestic product (“GDP”) at basic prices (2012 constant dollars) in 2017, which is indicative of the structure of the economy.

Source: Statistics Canada, Gross Domestic Product by Industry.

Note: Total may not add to 100% due to rounding and rebasing.

(1)

GDP is a measure of production originating within the geographic boundaries of Canada, regardless of whether factors of production are Canadian or non-resident owned, whereas gross national product (“GNP”) measures the value of Canada’s total production of goods and services – that is, the earnings of all Canadian owned factors of production. Quantitatively, GDP is obtained from GNP by adding investment income paid to non-residents and deducting investment income received from non-residents. GDP at basic prices represents the value added by each of the factors of production and is equivalent to GDP at market prices less net taxes on products. These differences can cause discrepancies in levels and growth rates of GDP at basic prices on pages 5 and 6 and GDP at market prices on pages 7 and 8.

**	The agriculture, forestry, fishing, and hunting; and mining and oil and gas extraction sectors both include support activities.

The volume of industry and sector output in the following discussion provides “constant dollar” measures of the contribution of each industry to GDP at basic prices. The share of service-producing industries in real GDP was 70.2% in 2017 while the remaining 29.8% was attributed to goods-producing industries.

The following table shows the composition of Canada’s real GDP at basic prices (2012 constant dollars) by sector in 2017 and over the 2013-2017 period.

REAL GROSS DOMESTIC PRODUCT AT BASIC PRICES BY INDUSTRY

	(For the years ended December 31,)
	2017	2016	2015	2014	2013	2008	2017	2013	2008
	(millions of 2012 dollars)						(percentage distribution(3))

Agriculture (1)	29,953	29,841	28,073	26,686	30,276	25,590	1.6	1.7	1.6
Forestry, fishing and hunting	5,270	5,450	5,520	5,553	5,341	5,251	0.3	0.3	0.3
Mining and oil and gas extraction	147,500	136,025	138,548	141,409	131,044	117,849	7.8	7.5	7.3
Manufacturing	198,551	190,984	189,204	187,893	182,337	194,289	10.5	10.4	12.0
Construction	141,756	135,882	141,540	144,292	140,705	119,462	7.5	8.0	7.4
Utilities	42,297	40,854	40,378	40,238	38,986	39,927	2.2	2.2	2.5
Transportation and warehousing	85,410	81,447	79,273	77,026	72,694	67,853	4.5	4.2	4.2
Wholesale and retail trade	198,605	187,601	184,259	187,414	184,026	164,892	10.5	10.5	10.2
Finance, insurance and real estate	367,587	357,646	345,895	333,824	324,690	284,650	19.4	18.6	17.6
Public administration	126,028	123,737	122,186	121,392	121,972	112,370	6.6	7.0	6.9
Health, social, educational, professional and other services	554,898	545,822	539,735	532,805	517,315	486,704	29.2	29.6	30.0

Total (2)	1,897,855	1,835,289	1,814,611	1,798,532	1,749,386	1,621,442	100	100	100

Source: Statistics Canada, Industry Accounts Division.

(1)	Agriculture includes support activities for agriculture, forestry, fishing and hunting.
(2)	May not add to total due to rounding.
(3)	May not add to total due to rebasing.

The share of service-producing industries in real GDP at basic prices increased from 68.9% in 2008 to 70.2% in 2017. The fastest growing industry in this sector has been finance, insurance and real estate, which grew at an average annual growth rate of 2.9% between 2008 and 2017, compared to an average annual growth rate of 2.0% for total service sector real GDP (2012 constant dollars). The goods-producing sector constituted 29.8% of real GDP at basic prices in 2017, down from 31.1% in 2008. The decline was most evident in manufacturing, with its share declining from 12.0% in 2008 to 10.5% in 2017.

Real GDP grew by 2.3% in 2013, 2.9% in 2014, 0.7% in 2015,1.1% in 2016 and 3.0% in 2017. The rebound since mid-2016 has been supported by stronger consumption and business investment. Canada’s real GDP registered year-over-year growth of 2.3%, 1.9% and 2.1% in the first three quarters of 2018, respectively.

Manufacturing output edged down 0.4% in 2013. This was followed with an increase of 3.0% in 2014, 0.7% in 2015, 0.9% in 2016 and 4.0% in 2017. Growth in manufacturing output from 2013 to 2017 was the highest in wood product manufacturing (a 21.7% increase), food manufacturing (a 19.4% increase) and furniture (a 19.3% increase) sectors. In 2018, the year-over-year growth in manufacturing output increased 3.7% in the first quarter followed by gains of 2.0% and 2.9% in the second and third quarters, respectively.

The construction sector was the third largest goods-producing sector in Canada in 2017. Construction output increased by 4.3% in 2013, and 2.5% in 2014. In 2015 and 2016, construction sector output declined by 1.9% and 4.0% respectively, before increasing by 4.3% in 2017. Construction growth from 2013 to 2017 was led by repair construction and residential building construction, which increased by 30.6% and 20.7%, respectively, over the period while engineering and other construction activities declined 15.0% over the same period. Overall construction output increased on a year-over-year basis by 5.7% in the first quarter, 4.4% in the second quarter and 0.1% in the third quarter of 2018, mainly led by residential construction and non-residential construction activities.

Output from mining and oil and gas extraction rose 5.2% in 2013 and 7.9% in 2014. This was followed with decline of 2.0% and 1.8% in 2015 and 2016, respectively. In 2017, output from mining and oil and gas extraction rose 8.4%. Over the 2013-2017 period, the sector’s real GDP increased by 18.4%, as oil and gas, which makes up almost 70% of the sector, increased by 28.2%. The mining and quarrying activities increased by 23.8%, while support activities for mining and oil and gas extraction decreased by 29.2% over the 2013-2017 period. On a year-over-year basis, output growth in the mining and oil and gas extraction sector increased 5.4%, 6.0% and 4.5% in the first three quarters of 2018, respectively, reflecting the continued recovery in oil and gas extraction activities.

Although the share of agricultural output2 in total real GDP was only 1.6% in 2017 (2012 constant dollars), agriculture is a significant contributor to foreign exchange earnings. Wheat is Canada’s principal agricultural crop and one of its largest export products by value. The wheat crop was 37.6 million tonnes in 2013, 29.4 million tonnes in 2014, 27.6 tonnes in 2015, 32.1 million tonnes in 2016 and 30.0 million tonnes in 2017. Statistics Canada estimates wheat production will be 31.0 million tonnes in 2018.

[2]	Agriculture includes support activities for agriculture and forestry, fishing and hunting.

Gross Domestic Income and Expenditure3

Nominal GDP at market prices was about $2.1 trillion in 2017. Nominal GDP growth was 4.1% in 2013 and 4.9% in 2014. After edging down 0.2% in 2015, nominal GDP returned to growth at 1.9% in 2016 and 5.6% in 2017. On a year-over-year basis, nominal GDP grew at 4.0%, 4.0% and 4.7% in each of the first three quarters of 2018, respectively.

GROSS DOMESTIC INCOME AND EXPENDITURE

	First 3 quarters (1)		For the years ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(millions of dollars)
Income
Compensation of employees	1,114,824	1,061,837	1,070,831	1,026,483	1,026,846	998,463	961,179
Gross operating surplus	591,192	572,709	572,951	524,953	504,645	557,281	518,267
Gross mixed income	259,637	249,021	250,574	240,322	230,755	222,458	216,355
Taxes less subsidies and residual error	250,165	241,623	243,172	232,066	223,583	211,981	201,730

Gross Domestic Income	2,215,819	2,125,191	2,137,528	2,023,824	1,985,829	1,990,183	1,897,531

Expenditure
Final consumption expenditure	1,745,543	1,674,547	1,683,753	1,610,513	1,562,625	1,514,179	1,455,081
Household final consumption	1,251,936	1,201,757	1,208,432	1,153,256	1,118,489	1,083,056	1,034,804
Government final consumption	459,823	440,459	442,831	426,282	415,561	404,297	393,848
Non-profit institution final consumption	33,784	32,331	32,490	30,975	28,575	26,826	26,429
Gross fixed capital formation	505,687	481,583	486,723	464,637	474,732	486,542	460,101
Business gross fixed capital formation	416,900	399,291	402,774	386,668	395,432	410,591	383,839
Residential structures	165,513	163,021	164,729	154,311	143,946	135,230	129,109
Non-residential structures and machinery and equipment	214,377	200,588	202,398	197,155	214,697	235,764	216,888
Intellectual property products	37,009	35,681	35,647	35,202	36,789	39,597	37,842
Government gross fixed capital formation	85,664	79,249	80,872	75,064	76,344	72,806	73,349
Non-profit institution gross fixed capital formation	3,123	3,043	3,077	2,905	2,956	3,145	2,913
Investment in inventories	12,395	17,325	17,515	-606	-46	9,563	13,705
Exports (goods and services)	705,239	662,735	663,678	631,229	627,848	627,641	572,359
Imports (goods and services)	752,653	711,072	714,094	680,791	677,939	647,221	603,606
Residual error and estimate	-391	73	-47	-1,158	-1,391	-521	-109

Gross Domestic Expenditure	2,215,819	2,125,191	2,137,528	2,023,824	1,985,829	1,990,183	1,897,531

Gross Domestic Expenditure in Chained 2012 Dollars	2,047,509	2,005,858	2,010,894	1,952,608	1,931,354	1,918,419	1,865,095

Source: Statistics Canada, National Income and Expenditure Accounts.

(1)	Seasonally adjusted, annual rates.

[3]	Year-over-year growth rates for nominal GDP at market prices are based on seasonally adjusted data.

Economic Developments and Main Risks to the Economy4

Real GDP increased by 2.3% in 2013, 2.9% in 2014, 0.7% in 2015,1.1% in 2016 and 3.0% in 2017. Canada experienced year-over-year real GDP growth of 2.3%, 1.9% and 2.1% in the first three quarters of 2018, respectively. The strong pace of real GDP growth since 2017 was driven by private domestic demand, mainly led by strong growth in household consumption expenditure.

Real household spending rose 2.6% in 2013, 2.7% in 2014, 2.2% in 2015, 2.1% in 2016 and 3.6% in 2017. Year-over-year growth in household spending was 3.0%, 2.4% and 1.8% in the first three quarters of 2018, respectively. The solid growth was mainly supported by improved labor market outcomes and strong consumer confidence.

Household savings as a percentage of personal disposable income was 5.0% in 2013, 3.8% in 2014, 4.4% in 2015, 1.6% in 2016 and 1.6% in 2017. The household saving rates were respectively 1.3%, 1.0% and 0.8% (annual rate) in the first three quarters of 2018.

Real non-residential structures, machinery and equipment investment grew by 5.9% in 2013 and 4.7% in 2014. In 2015 and 2016, real non-residential structures, machinery and equipment investment decreased by 11.3% and 9.9% respectively, before returning to growth of 2.5% in 2017 On a year-over-year basis, non-residential structures, machinery and equipment investment increased 8.1%, 6.7% and 3.4% in the first three quarters of 2018, respectively. The recovery has coincided with improved global economic conditions, lower excess capacity in the economy, fairly high business confidence, improved profit margins, and still-favorable credit conditions. Real intellectual property products investment contracted 1.2% in 2013, edged up 0.8% in 2014 before decreasing 11.5% and 5.8% in 2015 and 2016 respectively. In 2017, real intellectual property products investment rose 1.2% On a year-over-year basis, intellectual property products investment increased 4.6%, 3.7% and 2.3% in the first three quarters of 2018.

In 2013, housing starts were at 188.0 thousand units, 189.1 thousand units in 2014, 193.6 thousand units in 2015, 197.9 thousand units in 2016 and 220.3 thousand units in 2017. Over the first three quarters of 2018, housing starts are averaging an annual level of 213.4 thousand units.

Real government final consumption contracted by 0.8% in 2013. This was followed by growth of 0.6% in 2014, 1.4% in 2015, 1.8% in 2016 and 2.1% in 2017. The year-over-year growth in government spending on goods and services was 2.9%, 3.0% and 3.0% in the first three quarters of 2018, respectively.

In current dollar terms, the trade balance in goods and services (on a balance of payments basis) was a deficit of $31.2 billion in 2013. In 2014, the deficit decreased to $19.6 billion before rising again to $50.1 billion in 2015. In 2016, the trade deficit in goods and services was $49.6 billion before edging up to $50.4 billion in 2017. In the first three quarters of 2018, the trade deficit in goods and services was $50.5 billion at annual rates.

The key risks to the Canadian economic outlook are both global and domestic, and remain broadly balanced. Globally, stronger and more durable growth, particularly in advanced economies, could increase demand for Canadian goods and services. In contrast, the shift towards greater economic protectionism would present an additional headwind to global trade flows and investment, which could spill over into Canada. Domestically, household spending and business investment could be stronger than expected, especially in the context of tight labor market conditions. Conversely, high levels of household debt and still elevated house prices in certain markets pose a key downside risk to the economy.

[4]

In this section all figures, except the savings rates and the trade balance, are reported in real terms and growth rates are calculated from GDP at market prices, chained 2012 dollars, seasonally adjusted at annual rates unless otherwise noted.

Prices and Costs

The GDP implicit price deflator increased 1.7% in 2013, 2.0% in 2014, declined by 0.9% in 2015, increased 0.8% in 2016, and 2.6% in 2017. The year-over-year change in the implicit price deflator was 1.7%, 2.1% and 2.6% in the first three quarters of 2018, respectively.

Since the introduction of inflation-targeting into monetary policy in 1991, annual increases in the consumer price index (“CPI”) have remained almost entirely within the 1% to 3% target range. Total CPI rose 0.9% in 2013, 2.0% in 2014, 1.1% in 2015,1.4% in 2016 and 1.6% in 2017. On a year-over-year basis, total CPI increased 2.1%, 2.3% and 2.7% in the first three quarters of 2018, respectively5.

PRICE DEVELOPMENTS

	GDP Implicit Price Index (1)	Consumer Price Index						Industrial Product Price Index
For the years ended December 31,		Total	Food	Total excluding Food	Energy	Total excluding Food and Energy	Shelter
	(annual percentage changes)
2013	1.7	0.9	1.2	0.8	1.5	0.9	1.3	0.4
2014	2.0	2.0	2.3	1.8	3.6	1.5	2.6	2.5
2015	-0.9	1.1	3.7	0.6	-9.6	1.8	1.3	-0.8
2016	0.8	1.4	1.5	1.4	-3.0	1.9	1.6	-0.2
2017	2.6	1.6	0.1	1.9	5.3	1.6	1.8	3.1

2017Q4	2.3	1.8	1.6	1.8	4.3	1.6	1.3	2.3
2018Q1	1.7	2.1	2.0	2.1	5.0	1.8	1.6	2.3
2018Q2	2.1	2.3	1.4	2.4	10.1	1.8	1.9	3.8
2018Q3	2.6	2.7	1.6	2.9	11.0	2.1	2.4	6.2

Source: Statistics Canada.

(1)	This implicit price index is based on seasonally adjusted data.

[5]	Year-over-year growth rates for CPI are not based on seasonally adjusted data.

Labor Market

The following table shows labor market characteristics for the periods indicated.

LABOR MARKET CHARACTERISTICS(1) (2)

(thousands of persons)

	Canada			Atlantic Provinces			Quebec
For the years ended December 31,	Labor Force	Employ- ment	Unemploy- ment Rate	Labor Force	Employ- ment	Unemploy- ment Rate	Labor Force	Employ- ment	Unemploy- ment Rate
	(thousands)		(percent)	(thousands)		(percent)	(thousands)		(percent)
2013	19,038	17,691	7.1	1,251	1,124	10.2	4,394	4,061	7.6
2014	19,125	17,802	6.9	1,238	1,114	10.0	4,400	4,060	7.7
2015	19,278	17,947	6.9	1,233	1,109	10.0	4,434	4,097	7.6
2016	19,441	18,080	7.0	1,224	1,102	10.0	4,448	4,133	7.1
2017	19,663	18,416	6.3	1,219	1,100	9.7	4,496	4,223	6.1

2017Q4	19,751	18,575	6.0	1,223	1,104	9.7	4,512	4,265	5.5
2018Q1	19,725	18,578	5.8	1,224	1,108	9.5	4,519	4,270	5.5
2018Q2	19,777	18,609	5.9	1,222	1,109	9.2	4,509	4,267	5.4
2018Q3	19,844	18,669	5.9	1,227	1,111	9.5	4,498	4,251	5.5

	Ontario			Prairie Provinces			British Columbia
For the years ended December 31,	Labor Force	Employ- ment	Unemploy- ment Rate	Labor Force	Employ- ment	Unemploy- ment Rate	Labor Force	Employ- ment	Unemploy- ment Rate
	(thousands)		(percent)	(thousands)		(percent)	(thousands)		(percent)
2013	7,384	6,823	7.6	3,584	3,417	4.7	2,425	2,266	6.6
2014	7,419	6,878	7.3	3,642	3,472	4.7	2,425	2,278	6.1
2015	7,426	6,923	6.8	3,727	3,511	5.8	2,458	2,306	6.2
2016	7,490	7,000	6.5	3,746	3,466	7.5	2,532	2,380	6.0
2017	7,580	7,128	6.0	3,768	3,499	7.2	2,601	2,467	5.1

2017Q4	7,637	7,207	5.6	3,772	3,516	6.8	2,607	2,483	4.8
2018Q1	7,605	7,187	5.5	3,770	3,530	6.4	2,606	2,483	4.7
2018Q2	7,661	7,221	5.7	3,784	3,541	6.4	2,602	2,471	5.0
2018Q3	7,699	7,264	5.7	3,802	3,552	6.6	2,617	2,491	4.8

Source: Statistics Canada, The Labour Force Survey.

(1)	Annual employment levels are based on not seasonally adjusted data, while quarterly employment levels are based on seasonnally adjusted data.
(2)	Unemployment levels are calculated using the difference between labor force and employment for the quarters.

Employment increased by 1.5% in 2013, 0.6% in 2014, 0.8% in 2015, 0.7% in 2016 and 1.9% in 2017. Over the first three quarters of 2018, employment increased by 1.6%, 1.3% and 1.2%, respectively. Meanwhile, the labor force increased by 1.2% in 2013, 0.5% in 2014, 0.8% in 2015, 0.8% in 2016 and 1.1% in 2017. Over the first nine months of 2018, labor force growth has averaged 0.7%. The unemployment rate was 7.1% in 2013, 6.9% in 2014, 6.9% in 2015, 7.0% in 2016 and 6.3% in 2017. The largest decline in the unemployment rate following the recession (since 2009) was in the youth group (15 to 24 years old) with a decline of 3.7 percentage points, while the rate for the prime-aged (25-54 years old) declined 1.7 percentage points and the rate for older workers (55 years old and over) declined by 0.9 percentage points. The decline in the unemployment rate was also higher for men, whose rate declined by 2.8 percentage points between 2009 and 2017, while the rate for women declined by 1.2 percentage points. Therefore, the gap in the unemployment rate in 2017 between men and women has narrowed to 0.9 percentage points (6.8% compared to 5.9%, respectively) after being 1.7 percentage points higher in 2009 (9.6% compared to 7.0%, respectively). Over the first three quarters of 2018, the unemployment rate has averaged 5.9%.

Employment in the service sector, which accounts for 79% of total employment, has been led by the health care and social assistance and retail trade sectors so far in 2018. Employment in the goods sector, which makes up 21% of Canadian employment, has been led by the manufacturing and construction industries so far in 2018.

SHARE OF TOTAL EMPLOYMENT BY SECTOR

(in percentages)

	For the years ended December 31,
	2018(1)	2017	2016	2015	2014
Total, all industries	100.0	100.0	100.0	100.0	100.0
Goods-producing sector	21.0	21.0	21.2	21.6	21.9
Agriculture	1.5	1.5	1.6	1.6	1.7
Forestry and logging with support activities	0.3	0.3	0.3	0.3	0.3
Fishing, hunting and trapping	0.1	0.1	0.1	0.1	0.1
Mining, quarrying, and oil and gas extraction	1.5	1.4	1.5	1.6	1.7
Utilities	0.8	0.7	0.8	0.8	0.8
Construction	7.7	7.7	7.7	7.6	7.7
Manufacturing	9.3	9.4	9.4	9.5	9.6
Services-producing sector	79.0	79.0	78.8	78.4	78.1
Wholesale trade	3.6	3.7	3.8	3.7	3.5
Retail trade	11.4	11.6	11.4	11.5	11.8
Transportation and warehousing	5.3	5.1	5.0	5.1	5.0
Finance, insurance, real estate and leasing	6.3	6.4	6.2	6.1	6.1
Professional, scientific and technical services	7.9	7.9	7.7	7.6	7.5
Business, building and other support services	4.2	4.1	4.2	4.2	4.1
Educational services	7.0	7.0	7.0	7.1	6.9
Health care and social assistance	12.9	12.9	12.9	12.8	12.5
Information, culture and recreation	4.3	4.3	4.3	4.2	4.3
Accommodation and food services	6.7	6.6	6.7	6.7	6.8
Other services	4.3	4.2	4.3	4.2	4.5
Public administration	5.2	5.2	5.1	5.1	5.1

Source:	Statistics Canada, The Labour Force Survey.
(1)	First three quarters

EXTERNAL TRADE

Canada has continued to work towards implementing its trade goals of freer and more open markets based on internationally agreed rules and practices at multilateral, regional and bilateral levels.

At the multilateral level, Canada continues to be an active member of the World Trade Organization (“WTO”) and continues to fully participate in multilateral trade negotiations launched in Doha, Qatar in November 2001 as well as ongoing discussions related to potential WTO reform initiatives. The governments of the U.S. and Canada have recently been using the dispute settlement mechanism of the WTO to challenge tariffs imposed by each country. Should the WTO Dispute Settlement Body agree that the imposition of tariffs by the U.S. or Canada violates WTO rules, it would prompt them to comply with its recommendations or rulings or would assess retaliation entitlements that the U.S. or Canada could impose in response to the offending tariffs. Such process, however, could take years. In the meantime, the tariffs imposed by the U.S. and Canada on each other’s exports may disrupt the U.S., Canadian and world economies, as well as the purchasing habits of individuals and the supply chains and production processes of corporations that operate in such economies, which may adversely impact Canada’s economy and Export Development Canada’s business. Further, any decrease in the growth of the Canadian economy would result in lower relative tax revenues for the Canadian government.

At the regional level, Canada is a member of the North American Free Trade Agreement (“NAFTA”) with both the United States and Mexico. Under NAFTA, as of January 1, 2003, virtually all tariffs for goods originating in Canada, the United States and Mexico have been eliminated. In August 2017, Canada, the U.S. and Mexico (the “Parties”) launched the renegotiation and modernization of NAFTA and, on November 30, 2018, the three Parties signed the new Canada-United States-Mexico Agreement (“CUSMA”). The CUSMA preserves the essential benefits of the NAFTA, including existing tariff commitments, and incorporate new and updated provisions that seek to address 21st century trade issues. Additionally, it preserves the use of binational panels to resolve disputes on countervailing and anti-dumping duty matters. However, under the CUSMA, the investor-state-dispute resolution (“ISDS”) mechanism (which allowed companies and investors to bring suit against the governments of any of the Parties if any of the Parties made changes to their policies that companies or investors believed would harm future profits) will not apply between Canada and the U.S., and the current ISDS mechanism will be eliminated after a three-year transition period. Canada will continue to have an ISDS mechanism with Mexico via the Comprehensive and Progressive Agreement for Trans-Pacific Partnership (“CPTPP”). The CUSMA also leaves in place the tariffs that the U.S. has imposed on certain Canadian and Mexican steel and aluminum products. Separate side letters to the CUSMA, which took effect on November 30, 2018, limit the ability of the U.S. to impose tariffs on automobiles and auto parts from Canada and Mexico under section 232 of the Trade Expansion Act of 1962. The Parties are now undertaking the domestic process towards ratification and implementation of the CUSMA. Once it goes into effect, the Parties will review the Agreement every six years, to ensure it remains relevant, effective and beneficial for North America. After each review, the parties can agree to extend the agreement for further 16 years.

Moreover, the CPTPP is a new free trade agreement between Canada and Australia, Brunei, Chile, Japan, Malaysia, Mexico, New Zealand, Peru, Singapore and Vietnam. Canada is among the first seven countries to ratify the CPTPP (including Japan, Mexico, Australia, New Zealand, Singapore and Vietnam). The CPTPP is set to enter into force between the first six countries on December 30, 2018, and on January 14, 2019 for Vietnam. As a result, Canada stands to benefit from expanded preferential market access to current CPTPP countries.

At the bilateral level, Canada has implemented bilateral free trade agreements with the following countries: Chile, Columbia, Costa Rica, Honduras, Israel, Jordan, Korea, Panama, Peru, Ukraine, and the European Free Trade Association (Norway, Switzerland, Iceland and Liechtenstein). In addition, provisional application of the Comprehensive Economic and Trade Agreement (“CETA”) between Canada and the European Union, with its 28 Member States, began in September 2017. The CETA will enter definitively into force once the parliaments in all Member States of the EU ratify the text according to their respective domestic constitutional requirements.

Canada is also committed to expanding and diversifying trade with large, fast-growing markets and regional groupings, such as the Pacific Alliance (Chile, Colombia, Mexico and Peru), the Mercosur trade bloc (Argentina, Brazil, Paraguay and Uruguay), and the 10 countries of the Association of Southeast Asian Nations (Brunei, Cambodia, Indonesia, Lao PDR, Malaysia, Myanmar, Philippines, Singapore, Thailand, Vietnam).

Merchandise and Service Trade

The following table sets forth the composition of Canadian trade for the periods indicated.

THE COMPOSITION OF CANADIAN MERCHANDISE TRADE

(Balance of Payments Basis)

	First 3 quarters (1)		For the years ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	( in millions of dollars)
Value of Exports
Farm, fishing & intermediate food products	25,357	24,733	33,175	31,804	32,140	30,732	27,847
Energy products	85,846	70,520	94,848	71,611	83,746	128,666	113,921
Metal ores & non-metallic minerals	15,043	13,653	18,288	16,306	19,014	18,663	17,892
Metal & non-metallic mineral products	50,399	47,448	63,698	57,449	57,829	57,758	53,696
Basic & industrial chemical, plastic & rubber products	28,095	25,827	34,873	33,738	35,178	35,581	34,934
Forestry products & building & packaging materials	35,174	31,729	42,814	41,208	39,483	36,664	33,421
Industrial machinery, equipment & parts	27,335	25,798	34,598	32,388	32,640	29,828	26,751
Electronic & electrical equipment & parts	21,113	20,528	27,465	27,747	27,456	24,771	22,542
Motor vehicles & parts	67,173	70,866	92,819	98,051	88,308	73,249	68,187
Aircraft & other transportation equipment & parts	18,726	16,791	22,252	23,040	24,744	21,814	17,395
Consumer goods	54,205	52,749	69,898	73,783	69,966	59,009	52,084
Other (2)	11,600	11,222	14,891	14,347	14,469	12,599	10,556

Total Exports (3)	440,065	411,866	549,618	521,470	524,972	529,334	479,225

Value of Imports
Farm, fishing & intermediate food products	13,145	12,826	17,066	17,080	16,414	15,118	13,146
Energy products	27,977	23,512	31,924	27,376	30,934	43,476	44,395
Metal ores & non-metallic minerals	10,835	9,295	12,821	10,740	10,337	10,854	11,516
Metal & non-metallic mineral products	33,913	33,404	44,041	44,600	46,602	46,210	40,062
Basic & industrial chemical, plastic & rubber products	39,625	35,790	47,611	44,381	44,835	45,057	41,008
Forestry products & building & packaging materials	19,614	18,483	24,770	23,866	24,593	22,865	21,035
Industrial machinery, equipment & parts	43,531	39,995	54,220	53,052	54,054	50,849	45,415
Electronic & electrical equipment & parts	51,822	49,270	66,013	63,120	63,217	58,714	56,549
Motor vehicles & parts	85,444	84,008	111,691	106,671	100,449	90,480	85,019
Aircraft & other transportation equipment & parts	17,752	15,103	20,920	18,833	21,424	17,021	14,935
Consumer goods	95,919	92,548	123,576	119,470	117,584	106,185	97,499
Other (2)	15,093	14,093	18,921	18,151	18,264	17,832	16,792

Total Imports (3)	454,670	428,328	573,573	547,341	548,707	524,661	487,370

Source: Statistics Canada, Canadian International Merchandise Trade.

(1)	Seasonally adjusted.
(2)	Other includes special transactions trade and other balance of payments adjustments
(3)	May not add due to rounding.

Canada is one of the leading trading nations of the world. Canada’s exports have always reflected the country’s high endowment in natural resources. While Canada’s exports have diversified over time, commodities still remain an important part of Canada’s exports. In 2017, energy products accounted for 17.3% of Canada’s merchandise exports, followed by both motor vehicles and parts; and consumer goods at 16.9% and 12.7%, respectively. Together, these components represented 46.9% of total merchandise exports in 2017.

Canada and the United States are each other’s most important trading partners, reflecting the physical proximity of the two countries and their close economic and financial relationship. In 2017, trade with the United States accounted for 74.7% of the value of Canada’s merchandise exports and 64.6% of the value of Canada’s merchandise imports. According to the United States Census Bureau, trade with Canada accounted for 18.3% of the United States’ exports and 12.8% of its imports in 2017. These shares remain relatively unchanged on a year-to-date basis up to and including September 2018.

The following table presents the geographical distribution of Canadian merchandise exports and merchandise imports for the periods indicated.

GEOGRAPHICAL DISTRIBUTION OF CANADIAN MERCHANDISE TRADE

(Balance of Payments Basis)

	First 3 quarters		For the years ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Exports(1)
United States	74.2	74.6	74.7	75.2	75.7	75.8	74.6
Japan	2.2	2.2	2.2	2.1	1.9	2.1	2.3
United Kingdom	2.9	3.5	3.4	3.4	3.2	3.0	3.1
European Union(2)	5.0	4.5	4.5	4.6	4.3	4.7	4.4
Other	15.6	15.2	15.1	14.6	14.9	14.5	15.6

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Imports(1)
United States	64.4	64.6	64.6	65.7	66.3	66.9	64.3
Japan	2.2	2.4	2.4	2.2	2.0	1.8	2.0
United Kingdom	1.4	1.4	1.4	1.4	1.6	1.6	1.6
European Union(2)	9.1	8.3	8.5	8.2	8.1	7.9	7.8
Other	23.0	23.2	23.1	22.5	22.1	21.9	24.4

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source: Statistics Canada, Canadian International Merchandise Trade.

(1)	May not add to total due to rounding.
(2)	Excludes the United Kingdom.

The following table presents volume and price indices of Canada’s merchandise trade for the periods indicated.

MERCHANDISE TRADE INDICES

(Balance of Payments Basis)

	First 3 quarters		For the years ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	( 2012 = 100 )
Indices of physical volume
Exports	117.1	114.2	114.1	113.3	112.7	108.9	102.6
Imports	114.4	109.1	109.8	104.9	105.3	105.0	102.4

Indices of prices
Exports	108.4	104.2	104.3	99.7	100.8	105.4	101.3
Imports	111.9	110.4	110.1	109.8	109.8	105.2	100.2
Terms of trade(1)	96.9	94.4	94.8	90.8	91.8	100.1	101.0

Source: Statistics Canada, Canadian International Merchandise Trade.

(1)	Index of price of exports divided by index of price of imports multiplied by 100.

Over the first three quarters of 2018, the service sector accounted for 16.9% of total exports and 19.3% of total imports (seasonally adjusted at annual rates). Service exports are mainly comprised of commercial services (60.6%), travel services (23.3%), transportation services (14.8%) and general government services (1.3%). On the import side, commercial services, travel services, transportation services and general government services accounted for 48.4%, 29.4%, 21.3% and 0.9% of total service imports, respectively. In 2017, the United States was Canada’s largest services trading partner, accounting for 55.8% and 54.1% of total service exports and imports, respectively.

The following tables present respectively the shares of total service exports and imports by sector and by country for the periods indicated.

SHARE OF TOTAL SERVICE EXPORTS AND IMPORTS BY SECTOR (1)

(in percentages)

	First 3 quarters		For the years ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Exports
Travel services	23.3	22.9	23.1	21.8	20.4	20.0	19.5
Transportation services	14.8	14.9	14.9	14.9	15.0	15.4	15.5
Commercial services	60.6	60.8	60.6	61.8	63.1	63.1	63.4
General government services	1.3	1.4	1.4	1.4	1.5	1.6	1.6

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Imports
Travel services	29.4	29.5	29.5	28.7	29.8	31.0	31.1
Transportation services	21.3	20.5	20.5	20.2	20.4	20.4	20.7
Commercial services	48.4	49.1	49.1	50.2	48.8	47.6	47.2
General government services	0.9	0.9	0.9	0.9	1.0	0.9	1.0

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source: Statistics Canada.

(1)	In current prices, seasonally adjusted at annual rates. May not add to total due to rounding.

SHARE OF TOTAL SERVICE EXPORTS AND IMPORTS BY COUNTRY (1)

(in percentages)

	2017	2016	2015	2014	2013
Exports
United States	55.8	56.0	56.2	55.2	55.5
Japan	1.3	1.4	1.7	1.5	1.5
Europe(2)	13.8	13.9	13.5	14.0	14.6
United Kingdom	5.5	5.9	5.8	6.3	5.5
Others	23.5	22.7	22.8	23.0	23.0

	100.0%	100.0%	100.0%	100.0%	100.0%

Imports
United States	54.1	54.9	55.3	56.0	57.6
Japan	1.7	1.7	1.7	1.7	1.6
Europe(2)	15.5	15.6	14.9	15.4	14.5
United Kingdom	5.9	5.5	5.5	4.8	5.0
Others	22.7	22.4	22.6	22.1	21.4

	100.0%	100.0%	100.0%	100.0%	100.0%

Source: Statistics Canada.

(1)	In current prices. May not add to total due to rounding.
(2)

Excludes United Kingdom. Includes Austria, Belgium, Denmark, France, Finland, Germany, Greece, Ireland, Italy, Luxembourg, Netherlands, Norway, Poland, Portugal, Russia, Spain, Sweden, Switzerland, Turkey, and Other Europe in and not in Organisation for Economic Co-operation and Development (OECD).

BALANCE OF PAYMENTS

The following table presents the balance of international payments for the periods indicated.

CANADIAN BALANCE OF INTERNATIONAL PAYMENTS

	First 3 quarters (1)		For the years ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	( in millions of dollars )
Current and Capital Account
Current account receipts
Goods and services	529,194	496,559	663,677	631,230	627,849	627,640	572,361
Goods	438,685	410,311	549,476	521,500	524,046	529,334	479,225
Services	90,507	86,249	114,201	109,730	103,803	98,307	93,136
Primary income	95,948	85,054	117,558	98,046	92,453	86,068	75,804
Secondary Income	10,174	9,403	12,485	11,944	10,928	10,682	9,690

Total receipts	635,316	591,015	793,720	741,219	731,231	724,390	657,855

Current account payments
Goods and services	567,079	536,391	714,094	680,791	677,939	647,222	603,607
Goods	456,630	430,461	574,120	547,024	548,682	524,661	487,370
Services	110,449	105,930	139,974	133,767	129,257	122,561	116,236
Primary income	104,370	91,101	124,419	109,992	108,707	110,826	101,630
Secondary income	12,244	11,881	15,337	15,319	15,122	14,122	13,740

Total payments	683,691	639,373	853,850	806,102	801,767	772,170	718,976

Current account balance
Goods and services	-37,886	-39,833	-50,417	-49,561	-50,090	-19,582	-31,246
Goods	-17,946	-20,152	-24,644	-25,524	-24,636	4,673	-8,145
Services	-19,940	-19,681	-25,773	-24,038	-25,454	-24,255	-23,100
Primary income	-8,421	-6,047	-6,861	-11,945	-16,253	-24,757	-25,826
Secondary income	-2,068	-2,478	-2,852	-3,376	-4,193	-3,440	-4,050

Total balance	-48,375	-48,356	-60,130	-64,883	-70,537	-47,780	-61,121

Capital account balance	-76	-76	-76	-91	-106	398	-104

Financial Account (2)
Net lending/net borrowing, from financial account	-33,222	-45,164	-52,390	-65,624	-71,897	-46,734	-58,627

Net acquisition of financial assets	89,272	112,505	229,303	197,165	210,945	149,503	82,043
Canadian direct investment abroad	58,042	82,949	107,013	90,039	106,456	72,437	56,389
Canadian portfolio investment	58,604	51,001	84,657	12,885	60,108	56,428	29,310
Foreign debt securties	55,186	11,999	16,028	-7,122	34,745	20,622	23,008
Foreign equity and investment fund shares	3,417	39,001	68,629	20,006	25,363	35,806	6,302
Official international reserves	-5,490	-1,615	1,053	7,481	10,933	5,887	4,868
Other Canadian investment	-21,883	-19,828	36,579	86,760	33,447	14,751	-8,525

Net incurrence of liabililities	122,495	157,669	281,693	262,789	282,842	196,236	140,670
Foreign direct investment in Canada	34,501	25,395	35,649	45,035	76,272	71,039	68,757
Foreign portfolio investment	73,477	144,625	189,166	170,094	121,659	92,814	57,264
Canadian debt securities	57,470	93,461	132,616	116,880	108,050	67,598	38,368
Canadian equity and investment fund shares	16,008	51,163	56,550	53,214	13,609	25,216	18,896
Other foreign investment	14,516	-12,351	56,878	47,661	84,911	32,383	14,649

Discrepancy (net errors and omissions)	15,228	3,269	7,816	-650	-1,254	648	2,598

Source: Statistics Canada, Canada’s Balance of International Payments.

(1)	Year-to-date (not annualized). Current and capital account data are seasonally adjusted. Financial account data are not seasonally adjusted.
(2)	For the Financial Account, transactions are recorded on a net basis. A plus sign denotes an increase in investment and a minus sign denotes a decrease in investment.

The current account deficit was $64.5 billion (seasonally adjusted, annualized level) in the first three quarters of 2018. Over the last five years, the three main components of the current account have evolved as follows:

(1)

Merchandise trade registered a deficit of $8.1 billion in 2013. In 2014, the merchandise trade surplus was $4.7 billion, returning to a deficit of $24.6 billion in 2015, $25.5 billion in 2016, and $24.6 billion in 2017. In the first three quarters of 2018, merchandise trade showed an average deficit of $23.9 billion (annualized level).

(2)	The service account deficit worsened from $23.1 billion in 2013 to $25.8 billion in 2017. The services deficit averaged $26.6 billion (annualized level) in the first three quarters of 2018.

(3)	The deficit on primary income decreased from $25.8 billion in 2013 to $6.9 billion in 2017. The primary income deficit averaged $11.2 billion (annualized level) in the first three quarters of 2018.

Canada registered a net inflow (net borrowing) of $65.6 billion and $52.4 billion in 2016 and 2017, respectively. Net inflow was $44.3 billion in the first three quarters of 2018 (annualized level).

Non-resident net purchases of Canadian securities6 were $57.3 billion in 2013. The amount of Canadian securities purchased by non-residents since 2013 has increased, reaching $92.8 billion in 2014, $121.7 billion in 2015, $170.1 billion in 2016 and $189.2 billion in 2017. In the first three quarters of 2018, portfolio investment from abroad stood at $98.0 billion (annualized level).

Foreign direct investment was $68.8 billion in 2013, $71.0 billion in 2014, $76.3 billion in 2015, $45.0 billion in 2016 and $35.6 billion in 2017. Foreign direct investment in 2017 was led by the trade and transportation, manufacturing, and other industries. In the first three quarters of 2018, foreign direct investment at annualized levels was $46.0 billion.

[6]	Canadian securities include Canadian bonds, money market instruments, equity and investment fund shares.

The table below provides a breakdown of foreign direct investment in Canada for the periods indicated.

FOREIGN DIRECT INVESTMENT IN CANADA

	First 3 quarters (1)		For the years ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(in millions of dollars)
All countries	35,600	22,930	32,226	47,704	56,057	65,186	71,459
United States	12,638	19,903	23,055	25,420	41,386	20,789	40,564
All other countries	22,963	3,028	9,171	22,286	14,672	44,397	30,896
All industries	35,600	22,930	32,226	47,704	56,057	65,186	71,459
Energy and mining (2)	4,684	-11,495	-9,333	10,942	3,030	16,875	22,374
Manufacturing	15,428	9,502	12,222	3,633	3,482	12,359	28,237
Trade and transportation (3)	4,258	11,313	12,856	11,465	9,230	7,730	5,898
Finance and Insurance	2,653	3,916	4,891	9,431	219	3,323	9,697
Management of companies and enterprises	3,043	2,833	3,280	5,725	13,971	15,202	1,454
Other industries (4)	5,534	6,863	8,312	6,511	26,125	9,697	3,800

Source: Statistics Canada, Canada’s Balance of International Payments.

Totals may not add up due to rounding.

(1)	Year-to-date (not annualized).
(2)	This combines the North American Industry Classification System (NAICS) codes 21 and 22.
(3)	This combines the North American Industry Classification System (NAICS) codes 41, 44, 45, 48 and 49.
(4)	This combines the North American Industry Classification System (NAICS) codes 11, 23, 51, 53, 54, 56, 61, 62, 71, 72, 81 and 91.

FOREIGN EXCHANGE AND INTERNATIONAL RESERVES

Since May 31, 1970, the Canadian dollar has been allowed to float so that the rate of exchange is determined by conditions of supply and demand in the market. Since then, the Canadian dollar has floated between a low of 61.79 U.S. cents in January 2002 and a high of 110.30 U.S. cents in November 2007. The Canadian dollar closed 2017 at 79.57 U.S. cents. From the beginning of 2018 through to November 30, the Canadian dollar average rate price ranged between 75.13 and 81.38 U.S. cents. The Canadian dollar average rate price on November 30, 2018 was 75.18 U.S. cents.

EXCHANGE RATE FOR THE CANADIAN DOLLAR

	2018 through November 30			For the years ended December 31,
		2017	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007
	(in U.S. cents)
High	81.38	82.45	80.19	85.62	94.44	101.88	103.71	106.30	100.69	97.55	102.98	110.30
Low	75.13	72.76	68.21	71.41	85.68	93.14	95.76	93.83	92.18	76.53	76.88	84.19

Source: Bank of Canada.

Canada does not have foreign exchange controls. Foreign exchange operations conducted by the Bank of Canada on behalf of the Minister of Finance are directed toward the maintenance of orderly conditions in the foreign exchange market in Canada through the purchase or sale of United States dollars for Canadian dollars. The following table shows Canada’s official international reserves on the dates indicated.

CANADA’S OFFICIAL INTERNATIONAL RESERVES

	At November 30, 2018		At December 31,
		2017	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007
	(in millions of U.S. dollars)
Total	82,008	86,625	82,718	79,753	74,700	71,937	68,546	65,819	57,151	54,357	43,872	41,081

Source: Department of Finance.

As of November 30, 2018, Canada’s official international reserves stood at U.S.$82,008 million equivalent. The total was composed of U.S.$47,932 million held in U.S. dollar denominated assets, U.S.$13,688 million equivalent in euro denominated assets, U.S.$7,664 million equivalent in pound sterling assets, U.S.$2,351 million equivalent in yen denominated assets, U.S.$7,891 million in Special Drawing Rights (“SDRs”) and U.S.$2,482 million in the form of the reserve position in the International Monetary Fund (“IMF”).

Beginning in 1978, transactions relating to foreign currency debt undertaken for reserve management purposes have had an important effect on the level of official reserves. The “Canada Bills” program was launched in October 1986. Under this program, U.S. dollar-denominated short-term notes are issued in the United States money market. There were U.S.$2,279 million of Canada Bills outstanding on September 30, 2018. The “Canada Notes” program was launched in June 2010. Canada Notes are interest-bearing marketable notes that mature not less than nine months from their date of issue. As of September 30, 2018, there were U.S.$1,300 million of Canada Notes outstanding. A Euro Medium-Term Notes (EMTN) program was launched in October 2011. EMTNs are interest bearing, foreign currency medium-term notes issued outside the United States and Canada and maturities can range from short-term to long-term. As of September 30, 2018, there were U.S.$250 million and Euro 150 million of EMTNs outstanding. As of September 30, 2018, U.S.$6,004 million and Euro 2,000 million in foreign currency denominated bonds remained outstanding comprised of three global bond issues (two U.S. dollar issues and one euro issue) and one Petro Canada bond issue. The Petro Canada bond issue was assumed by the Government of Canada on February 5, 2001 on the dissolution of Petro Canada Limited.

GOVERNMENT FINANCES

Introduction

The financial structure of the Government of Canada rests on a constitutional and statutory framework dating back to the British North America Act, 1867. That Act, which has been renamed the Constitution Act, 1867, gave constitutional foundation to the principles of financing that are basic to responsible government, while other necessary financial administrative machinery and procedures were established by subsequent legislation, most notably the Financial Administration Act. The proclamation in 1982 of the Constitution Act, 1982 terminated British legislative jurisdiction over Canada’s Constitution in accordance with an amending formula that permits amendment of the Constitution without resorting to the Parliament of the United Kingdom.

Within the confines of the Constitution, the authority of Parliament is supreme. Ultimate control of the public purse and the financial structure of the Government rests with Parliament. This is reflected in the fundamental principles that no tax shall be imposed and no money shall be spent without the authority of Parliament, and that expenditures shall be made only for the purposes authorized by Parliament.

Public money received by the Government is deposited in the Consolidated Revenue Fund of Canada. Withdrawals of public money out of the Consolidated Revenue Fund may not be made without the authority of Parliament.

The Government has two major sources of money: budgetary revenues and borrowing. The main sources of revenue are personal and corporate income taxes, employment insurance premiums and excise taxes and duties. These revenues are authorized by specific acts passed by Parliament. The Government’s revenues also include those of consolidated Crown corporations and other entities, net income/loss from enterprise Crown corporations (such as the Bank of Canada, Export Development Canada and the Canada Mortgage and Housing Corporation), foreign exchange revenues and other revenues (primarily revenues from the sales of goods and services). The other major source of money to finance Government operations is borrowing. Borrowing authority is established by acts of Parliament and borrowing limits are established by acts of Parliament and by Orders in Council. The Borrowing Authority Act, which recently entered into force by order of the Governor in Council on November 23, 2017, provides authorization for the borrowing of money on behalf of Her Majesty in right of Canada, by way of the issue and sale of securities. Such borrowings under the Borrowing Authority Act are not to exceed CAD 1,168,000,000,000; provided that such amount shall exclude any amounts borrowed for the purpose of refinancing existing debt and addressing contingent liabilities or in extraordinary circumstances, including in the event of a natural disaster or to promote the stability or maintain the efficiency of the financial system in Canada. The main sources of borrowing are marketable bonds and treasury bills.

Parliament authorizes the disbursement of moneys out of the Consolidated Revenue Fund by means of Appropriation Acts passed on an annual basis by Parliament and based on the Main Estimates submitted by the various departments. In addition to the Appropriation Acts, authority for payments may also be found in certain statutes which authorize certain payments out of the Consolidated Revenue Fund. Expenditures for public debt charges, social security payments and transfers to other levels of government are authorized in this way. Appropriations may also be made by the Governor in Council for urgent payments. Such appropriations may be made only when Parliament is not in session and must be laid before Parliament during the subsequent session.

Information on the Government’s planned revenues and expenditures is presented to Parliament primarily in two documents: the Budget and the Main Estimates, which are both presented in the House of Commons. The Budget, which may be delivered at any time during the fiscal year, provides the occasion on which the Minister of Finance generally brings under review the whole financial position of the Government, present and prospective, and announces the Government’s plans and proposals. The Main Estimates are tabled (i.e., introduced) once each year and outline the Parliamentary authority, either existing or required, for disbursements. Supplementary Estimates may also be tabled during the year to provide authority for spending as the need arises.

The considerations for overall resource availability and demands for new policies and programs are reconciled through the establishment of five year economic and fiscal projections reflecting Government priorities. The projections are released in an Economic and Fiscal Update in the fall for pre-budget consultation purposes. To incorporate objective economic assumptions, the fiscal projection is based on the average of private sector economic forecasts.

For financial reporting purposes, the Government of Canada includes all departments, agencies, corporations, organizations and funds which are controlled by the Government. For financial reporting purposes, control is defined as the power to govern the financial and operating policies of an organization with benefits from the organization’s activities being expected, or the risk of loss being assumed by the Government. All organizations that are defined as departments and as Crown corporations in the Financial Administration Act are included for financial reporting purposes. Other organizations not listed in the Financial Administration Act may also meet the definition of control and they are included in the Government’s reporting entity if their revenues, expenses, assets or liabilities are significant. The financial activities of all these entities are consolidated in the Government’s financial statements, except for enterprise Crown corporations and other government business enterprises, which are reported under the modified equity basis of accounting. Enterprise Crown corporations and other government business enterprises are defined as those entities which are not dependent on parliamentary appropriations and whose principal activity and source of revenue is the sale of goods and services to outside parties. The remaining Crown corporations, which rely on the Government for most of their financing, are classified as consolidated Crown corporations.

The primary source of information on all actual financial transactions of the Government is the Public Accounts of Canada, which is required by the Financial Administration Act to be tabled in Parliament each year. The other chief accountability reports are the statements of budgetary and non-budgetary financial transactions and of the Government’s cash position published monthly in The Fiscal Monitor and in the Annual Financial Report.

The financial statements of the Government of Canada are presented on an accrual basis of accounting, recording government revenues and expenses when they are earned or incurred, regardless of when the cash is received or paid. The Government’s main measure of financial performance is the budgetary balance, which provides the most comprehensive and up-to-date picture of the financial situation. The accumulated deficit, or federal debt, is equal to total liabilities less total assets – both financial and non-financial. Financial assets include cash and cash equivalents, accounts receivable, foreign exchange accounts, loans, investments and advances and public sector pension assets. Non-financial assets include tangible capital assets, such as land and buildings, inventories and prepaid expenses. The annual change in the accumulated deficit is equal to the budgetary balance plus other comprehensive income or loss. Net debt, which is a different measure of the Government’s financial position, represents total liabilities less financial assets.

Fiscal Policy

In 2017-18, the Government posted a budgetary deficit of $19.0 billion, virtually unchanged from a budgetary deficit of $19.0 billion in 2016-17. Federal debt was 31.3% of GDP in fiscal 2017-18, down from 32.0% in the previous year and remaining well below its peak of 66.8% in fiscal 1995-96. Program expenses increased by $19.5 billion, or 6.7%, over the prior year. As a percentage of GDP, program expenses increased to 14.5% in fiscal 2017-18, up 0.2 percentage points from fiscal 2016-17. As a percentage of GDP, public debt charges were 1.0% in fiscal 2017-18.

The financial requirement/source measures the difference between cash coming in to the Government and cash going out. It differs from the budgetary balance in that it includes cash transactions in loans, investments and advances, pensions and other employee and veteran future benefits, other specified purpose accounts, foreign exchange activities, and changes in other financial assets, liabilities and non-financial assets. These activities are included as part of non-budgetary transactions. Adjustments for the effects of non-cash items included in the budgetary balance are also reflected in non-budgetary transactions.

In contrast to the large financial requirements observed from the mid-1970s through to the mid-1990s, financial sources were recorded in ten of the eleven years between fiscal year 1997-98 to fiscal year 2007-08. Financial requirements were recorded from 2008-09 to 2012-13, reflecting the purchase of $69 billion in insured mortgage pools in 2008-09 and 2009-10 under the Insured Mortgage Purchase Program (“IMPP”) to support the availability of longer-term credit, as well as financial requirements associated with budgetary deficits over the 2008-09 to 2012-13 period. There was a financial source of $17.5 billion in 2013-14, largely reflecting the repayment of principal on assets maturing under the IMPP, followed by financial requirements in 2014-15, 2015-16 and 2016-17. In 2017-18, the Government recorded a financial requirement of $9.4 billion.

The Government financed this 2017-18 financial requirement of $9.4 billion by decreasing its cash balances by $1.9 billion and increasing unmatured debt by $7.6 billion. Unmatured debt as a percentage of GDP stood at 33.6% in fiscal 2017-18, down 22.8 percentage points from the peak of 56.4% in fiscal 1995-96.

Budgetary Revenue

The Government reports revenue on an accrual basis in the period in which the event that gave rise to the revenue took place. Income tax revenue is recognized when the taxpayer has earned the income subject to tax. Personal income taxes accounted for 49.0% of Government revenue in fiscal 2017-18 while corporate income taxes accounted for 15.2% of Government revenue.

There are currently five federal income tax brackets for individuals: 15%, 20.5%, 26%, 29% and 33%. For 2018, the taxable income thresholds at which the brackets apply, indexed annually to account for inflation, are as follows: 15% on taxable income up to $46,605, 20.5% on taxable income over $46,605 and up to $93,208, 26% on taxable income over $93,208 and up to $144,489, 29% on taxable income over $144,489 and up to $205,842 and 33% on taxable income above $205,842.

The general federal corporate income tax rate in 2018 is 15%. The small business deduction reduces the federal corporate income tax rate applied to the first $500,000 of qualifying active business income in a taxation year of a Canadian-controlled private corporation to 10%.

Capital gains are taxed at a preferred income tax rate under which only one-half of a realized gain is included in income, and then subject to tax at the applicable personal or corporate income tax rate.

The federal Goods and Services Tax (GST) is a broad-based value-added tax, which is applied to the sale of most goods and services at a rate of 5%. Food for home consumption, prescription drugs, residential rents, sales of existing houses and educational and healthcare services are generally not subject to tax.

Federal excise taxes and duties are imposed on selected goods, including certain fuel, tobacco and alcohol products. Customs duties are imposed on a wide range of goods.

In addition, the Government obtains non-tax revenues in the form of revenues from consolidated Crown corporations and other entities, net income/loss from enterprise Crown corporations (such as the Bank of Canada, Export Development Canada and the Canada Mortgage and Housing Corporation), net foreign exchange revenues, employment insurance premium revenues and other revenues (primarily from the sale of goods and services).

Budgetary Expenses

Budgetary expenses encompass the cost of servicing the public debt, the operating expenses of Government departments and agencies, and transfer payments to other levels of government, organizations and individuals.

Transfer payments, which make up about two-thirds of the government’s total spending include a range of federal social spending programs designed to enhance the quality of life of Canadians, particularly those who have modest incomes or who are disadvantaged. Transfer payments include income support — most notably for the elderly and unemployed; transfers to the provinces for health, education and social assistance; and programs for aboriginal Canadians.

The following table sets forth budgetary revenues, budgetary expenses, the annual surplus/deficit and the accumulated deficit for the years shown.

GOVERNMENT OF CANADA – DETAILED CONSOLIDATED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT

(in millions of dollars)

	Year ended March 31[1,2]
	2018	2017	2016	2015	2014
Revenues
Tax revenues
Income tax revenues
Personal	153,619	143,680	144,897	135,743	130,811
Corporate	47,805	42,216	41,444	39,447	36,587
Non-resident	7,845	7,071	6,505	6,216	6,404
	209,269	192,967	192,846	181,406	173,802
Other taxes and duties
Goods and services tax	36,751	34,368	32,952	31,349	30,998
Energy taxes	5,739	5,634	5,565	5,528	5,486
Customs import duties	5,416	5,478	5,372	4,581	4,239
Other excise taxes and duties	5,913	5,868	5,916	5,724	5,413
	53,819	51,348	49,805	47,182	46,136

Total tax revenues	263,088	244,315	242,651	228,588	219,938

Employment insurance premiums	21,140	22,125	23,070	22,564	21,766
Other revenues
Enterprise Crown corporations and other government business enterprises	7,731	5,655	7,916	9,306	7,966
Other	20,174	19,267	19,494	20,533	20,325
Net foreign exchange	1,473	2,133	2,322	1,355	1,682

Total other revenues	29,378	27,055	29,732	31,194	29,973

Total revenues	313,606	293,495	295,453	282,346	271,677

Expenses
Program expenses
Transfer payments
Old age security benefits, guaranteed income supplement and spouse’s allowance	50,644	48,162	45,461	44,103	41,786
Major transfer payments to other levels of government
Canada health transfer	37,124	36,057	34,025	32,114	30,543
Canada social transfer	13,748	13,348	12,959	12,582	12,215
Fiscal arrangements	17,575	17,145	16,893	16,271	15,610
Other major transfers	2,072	2,102	1,973	2,142	2,107

	70,519	68,652	65,850	63,109	60,475

Employment insurance	19,715	20,711	19,419	18,052	17,300
Children’s benefits	23,432	22,065	18,025	14,303	13,136
Other transfer payments	47,138	41,580	34,874	35,126	36,698

Total transfer payments	211,448	201,170	183,629	174,693	169,395
Other expenses	99,230	90,050	92,848	83,996	85,603

Total program expenses	310,678	291,220	276,477	258,689	254,998
Public debt charges	21,889	21,232	21,837	24,207	24,729

Total expenses	332,567	312,452	298,314	282,896	279,727

Annual surplus or deficit (–)	–18,961	–18,957	–2,861	–550	–8,050
Accumulated deficit at beginning of year – as previously reported	–631,899	–615,986	–612,330	–611,881	–609,391
Accounting change and restatement – Public sector pensions	–19,641	–18,454	–16,580	–14,119	–11,219
Other comprehensive income or loss (–)	–753	1,857	–2,669	–2,360	2,660

Accumulated deficit at end of year	–671,254	–651,540	–634,440	–628,910	–626,000

Source: Public Accounts of Canada 2018 (Volume 1, Table 1.1).

[1]

These figures have been restated to reflect the impact of the change in methodology for the determination of the discount rate for unfunded pension benefits. Other than the 2017 restated figures, the restatements in the prior years have not been audited.

[2]	Certain other comparative figures have been reclassified to conform to the current year’s presentation.

Loans, Investments and Advances

The Government’s financial assets include loans and advances to, or investments in, its enterprise Crown corporations, other governments and other individuals and organizations.

Loans, investments and advances by the Government resulted in a net financial requirement of $3.1 billion in fiscal 2017-18.

Pension and Other Future Benefits

Public Sector Pensions.  The Government is responsible for defined benefit pension plans covering substantially all of its employees (including the Public Service, Canadian Forces, Royal Canadian Mounted Police and certain Crown corporations) as well as federally appointed judges and Members of Parliament. Pension benefits are generally calculated by reference to the highest earnings for a specific period of time. They are related to years of service and are indexed to inflation. Until March 31, 2000, separate market invested funds were not set aside to provide for payment of these pension benefits. Beginning on April 1, 2000, new employer and employee contributions to the pension plans, less benefit payments and other charges, are transferred to the Public Sector Pension Investment Board. The Board’s goal is to achieve maximum rates of return on investments without undue risk, while respecting the requirements and financial obligations of each of the public sector pension plans. At March 31, 2018, the Government’s liability in respect of pensions net of public sector pension assets, totaled $168.8 billion. This net liability is mostly comprised of the accrued benefit obligation determined as of March 31, 2018, which amounted to $336.5 billion, less pension assets of $152.8 billion and unrecognized actuarial losses of $14.9 billion. In fiscal 2017-18, the net pension liability decreased by $0.8 billion.

Other Employee and Veteran Future Benefits.  The Government also sponsors a variety of other future benefit plans from which employees and former employees can benefit, during or after employment or upon retirement. The cost of these benefits can accrue either during the service life of employees or upon occurrence of an event giving rise to the liability under the terms of the plans. The Government is liable for future payments for disability and other benefits paid to war veterans, as well as Canadian Forces retired veterans and still-serving members, their beneficiaries and dependants. Other significant benefits for which the Government is liable include the health care and dental plans available to retired employees and their dependants, severance benefits, accumulated sick leave entitlements, and workers’ compensation benefits. All these plans are unfunded. The health care and dental plans are contributory plans.

Other Liabilities

Canada Pension Plan Liability. The Canada Pension Plan (the “Plan”) was established in 1965 and is a federal-provincial program for compulsory and contributory social insurance. It operates in all parts of Canada, except for Quebec which has a comparable program. The Plan is excluded from the Government’s reporting entity because changes to the Plan require the agreement of two thirds of participating provinces and it is therefore not controlled by the Government. The Government administers the Plan under joint control with the participating provinces. Until 1997, the Plan was financed on an essentially pay-as-you-go basis, which means that pensions and benefits were paid out of current contributions (with some interest earned by the Canada Pension Plan Investment Fund). In December 1997, the Government passed legislation to ensure that the Plan remains sustainable over the long term and to allow fuller funding. Changes included a more rapid increase in contribution rates, a new investment policy, as well as changes to calculations of, and eligibility criteria to, some benefits. Under the new investment policy which came into effect April 1, 1998, the Plan’s funds are prudently invested by an independent Canada Pension Plan Investment Board in a diversified portfolio of securities, including equities, under generally the same rules that apply to other private and public pension funds. Following federal and provincial approval to enhance the Plan, legislation was enacted in March of 2017 to increase the income replacement rate from one-quarter to one-third of pensionable earnings and increase the amount of maximum pensionable earnings by 14%.

Contributions are paid equally by employers and employees, and self-employed workers pay the full amount. To fund the enhanced benefits, annual Canada Pension Plan contributions will increase modestly over 7 years, starting in 2019, from 9.9% to 11.9% up to the current yearly maximum pensionable earnings limit and 8% on earnings between 100% and 114% of this limit.

As administrator, the Government’s authority to spend is limited to the Plan’s net assets of $361.0 billion at March 31, 2018 ($320.9 billion at March 31, 2017). Of these assets, $140.5 billion was transferred to the Canada Pension Plan Investment Board and $32 million was a direct liability of the Government. The balance of $220.4 billion represents accumulated net income from Canada Pension Plan Investment Board’s operations and net receivables. The Government’s liability to the Canada Pension Plan Account represents the Plan’s deposit with the Receiver General of Canada.

Other Liabilities. The Government acts as an insurer and/or administrator of a number of annuities and deposit and trust accounts, as well as specified purpose accounts. The balance outstanding of these accounts amounted to $5.6 billion at March 31, 2018.

Non-Financial Assets

Non-financial assets include the net book value of the Government’s tangible capital assets. Tangible capital assets include land, buildings, works and infrastructure such as roads and bridges, machinery and equipment, ships, aircraft and other vehicles. Non-financial assets also include inventories and prepaid expenses. Non-financial assets increased to $87.5 billion in fiscal 2017-18, up $5.0 billion from fiscal 2016-17.

Other Transactions

This category includes taxes receivable, other accounts receivable, the provincial, territorial and Aboriginal tax collection agreements account, amounts payable to taxpayers and other liabilities. These transactions, due to their nature, are subject to wide fluctuations. They resulted in a financial source of $5.3 billion in fiscal 2017-18, compared to a financial requirement of $0.8 billion in fiscal 2016-17.

Foreign Exchange Accounts

Foreign exchange accounts include all transactions in international reserves held in the Exchange Fund Account (“EFA”) and balances with the International Monetary Fund. The objectives of the EFA are to provide general foreign currency liquidity for the Government and promote orderly conditions in the foreign exchange market. The EFA includes foreign currency investments, and assets related to Canada’s commitment to the International Monetary Fund. Transactions in foreign exchange accounts resulted in a financial source of $1.9 billion in 2017-18, compared to a financial requirement of $5.3 billion in 2016-17.

Subsequent Event

On August 31, 2018, the Government of Canada purchased the Trans Mountain Pipeline System and Expansion Project from Kinder Morgan Cochin ULC, including the related pipeline and terminal assets for $4.5 billion. The business was acquired through an enterprise Crown corporation. This transaction will be reflected in the 2019 financial statements through loans, investments and advances on the Government of Canada’s Consolidated Statement of Financial Position.

DETAILED CONSOLIDATED STATEMENT OF NON-BUDGETARY TRANSACTIONS, NON-FINANCIAL ASSETS AND

FOREIGN EXCHANGE TRANSACTIONS

(in millions of dollars)

	Year ended March 31
	2018	2017	2016	2015	2014
Loans, Investments and Advances[1]
Enterprise Crown corporations and other government business enterprises
Loans and advances
Canada Mortgage and Housing Corporation	1,124	720	177	10,465	41,951
Business Development Bank of Canada	–1,659	–1,869	–1,266	–1,356	–1,106
Farm Credit Canada	–2,324	–2,246	–747	–662	–855
Other	–13	–115	–7	–185	–59
	–2,872	–3,510	–1,843	8,262	39,931
Investments
Share of annual profit	–6,959	–4,920	–7,316	–8,365	–5,945
Other comprehensive income (–) or loss	753	–1,857	2,669	2,360	–2,660
Dividends	8,058	2,320	4,002	2,341	5,215
Capital	–65	–125	973	1,030	–50
Transition adjustment and other	–	–	–	143	–
	1,787	–4,582	328	–2,491	–3,440

Total	–1,085	–8,092	–1,515	5,771	36,491
Less:
Loans expected to be repaid from future appropriations	264	218	221	353	–480
Unamortized discounts and premiums	–1	1	5	–22	1

Total	–1,348	–8,311	–1,741	5,440	36,970

Other loans, investments and advances
Portfolio investments	5	–	5	10	–
National governments, including developing countries	78	–49	22	–606	–7
International organizations	–888	–703	–972	–1,039	–900
Provincial and territorial governments	–98	126	693	765	849
Other loans, investments and advances	760	32	–1,352	–1,751	–1,049

Total	–143	–594	–1,604	–2,621	–1,107
Less: allowance for valuation	874	–856	–1,069	–1,135	–1,421

Total	–1,017	262	–535	–1,486	314

Total loans, investments & advances	–2,365	–8,049	–2,276	3,954	37,284

Pensions and Other Future Benefits[1]
Public sector pensions	–757	505	1,061	1,638	3,457
Other employee and veteran future benefits	11,225	7,887	9,541	4,181	4,658

Total pensions and other future benefits	10,468	8,392	10,602	5,819	8,115

Other Liabilities[1]
Canada Pension Plan Account	–74	71	–177	72	72
Other liabilities	55	16	–223	16	–204

Total other liabilities	–19	87	–400	88	–132

Non-Financial Assets[1]
Tangible capital assets	–4,159	–3,838	–2,491	–1,405	–1,701
Inventories	163	379	29	66	137
Prepaid expenses and other	–955	–1,334	–674	–2,857	53

Total non-financial assets	–4,951	–4,793	–3,136	–4,196	–1,511

Other Transactions[1]
Taxes receivable	–12,521	–4,666	–7,349	–6,010	–374
Other accounts receivable	–4,488	–771	–7,072	1,458	42
Provincial, Territorial and Aboriginal Tax Agreements Account	5,034	–1,942	2,780	951	–1,584
Amounts payable related to tax	6,799	1,380	–2,501	3,598	–2,277
Other liabilities	10,472	5,228	3,942	7,352	–3,153

Total other transactions	5,296	–771	–10,200	7,349	–7,346

Foreign Exchange Accounts
International reserves held in the Exchange Fund Account	1,238	–5,289	–9,418	–14,596	–13,984
International Monetary Fund — Subscriptions	–755	278	–9,041	–246	–1,189
International Monetary Fund — Loans	350	153	75	312	–208
	833	–4,858	–18,384	–14,530	–15,381
Less: International Monetary Fund
Special drawing rights allocations	–409	150	–493	–231	–1,118
Notes payable	–617	250	–9,370	–1,543	–760
	–1,026	400	–9,863	–1,774	–1,878

Total foreign exchange accounts	1,859	–5,258	–8,521	–12,756	–13,503

Source: Public Accounts of Canada 2018 (Volume 1, Tables 1.5, 1.6).

[1]

These figures have been restated to reflect the impact of the change in methodology for the determination of the discount rate for unfunded pension benefits. Other than the 2017 restated figures, the restatements in the prior years have not been audited.

Unmatured Market Debt

The Government’s unmatured market debt represents financial obligations resulting from the sale of marketable bonds, treasury bills, Canada Savings Bonds, Canada Premium Bonds, Canada Bills, Canada Notes, Euro-Medium Term Notes and global foreign currency marketable bonds.

Borrowing is one of the two major sources of money available to the Government to finance its operations. The changes in unmatured market debt payable in Canadian currency have been broadly consistent with changes in financial requirements. The changes in unmatured market debt payable in foreign currency have been associated with developments in foreign exchange markets and related requirements to supplement foreign exchange reserves through foreign borrowing.

UNMATURED MARKET DEBT

(Principal Amount Outstanding)

	At Sept. 30, 2018	At March 31,
		2018	2017	2016	2015	2014
	(in millions)
Canadian Currency:
Marketable bonds	$568,089	$575,796	$535,861	$504,121	$487,413	$472,918
Treasury bills	128,500	110,700	136,700	138,100	135,700	153,000
Canada Savings Bonds	1,446	1,628	3,266	3,612	3,910	4,355
Canada Premium Bonds	908	957	1,267	1,464	1,750	1,972

Total Canadian currency	698,944	689,082	677,094	647,297	628,773	632,245

Foreign Currency:(1)
Canada Bills	2,944	2,591	3,521	4,747	3,789	2,290
Canada Notes	1,680	1,675	1,729	1,558	1,203	608
Euro Medium-Term Notes	548	882	878	871	521	138
Other marketable bonds(2)	10,756	10,926	11,508	15,362	14,823	13,054

Total foreign currency	15,928	16,074	17,636	22,539	20,336	16,090

Total Unmatured Market Debt	$714,872	$705,156	694,731	$669,835	$649,109	$648,335

Source: Bank of Canada, Department of Finance.

Note: Amounts may not add due to rounding.

(1)	Foreign currency debt is converted to Canadian dollars using the following closing exchange rate levels:

	At Sept. 30, 2018	At March 31,
		2018	2017	2016	2015	2014
United States Dollar	1.2920	1.2884	1.3299	1.2987	1.2666	1.1055
Euro	1.4999	1.5853	1.4189	1.4777	1.3615	1.5230

(2)	Excludes Canada Notes and Euro Medium-Term Notes. Other global foreign currency marketable bonds are comprised of the following amounts (before conversion to Canadian dollars):

	At Sept. 30, 2018	At March 31,
		2018	2017	2016	2015	2014
	(in millions)
United States Dollars	6,004	6,020	6,520	9,553	9,553	9,053
Euro	2,000	2,000	2,000	2,000	2,000	2,000

Total Canadian currency unmatured market debt was $698,944 million on September 30, 2018, an increase of $9,862 million from March 31, 2018. The increase resulted from an increase in outstanding marketable bonds and treasury bills.

Marketable bonds are interest-bearing obligations generally available to all investors. In the period April 1, 2018 to September 30, 2018, the Government issued an aggregate of $49,200 million of marketable bonds in Canadian currency and redeemed $58,109 million (including $24,087 million in repurchased and cancelled bonds), for a net decrease of $8,909 million. This was offset by $1,202 million for the inflation compensation on Real Return Bonds, which resulted in an overall net decrease of $7,707 million in marketable bonds.

Treasury bills are obligations issued at a discount with maturities generally of three months, six months and one year. In the period April 1, 2018 to September 30, 2018, the amount of treasury bills outstanding increased by $17,800 million.

In Budget 2017, released on March 22, 2017, the Government announced its decision to discontinue the sales of new Canada Savings Bonds and Canada Premium Bonds. All outstanding bonds will continue to be honoured. In the period April 1, 2018 to September 30, 2018, the amount of unmatured Canada Savings Bonds outstanding decreased by $182 million and the amount of unmatured Canada Premium Bonds outstanding decreased by $49 million.

Total foreign currency unmatured market debt was $15,928 million on September 30, 2018, a decrease of $146 million from March 31, 2018. Canada Bills are short-term U.S. dollar-denominated unsecured obligations issued in the U.S. money market with a term to maturity of not more than 270 days. Canada Notes are usually U.S. dollar-denominated interest-bearing marketable notes that mature not less than nine months from their date of issue. Euro Medium Term Notes are medium-term notes issued outside the United States and Canada. Notes issued under this program can be denominated in a range of currencies and structured to meet investor demand. The other marketable bonds are comprised of three global bond issues and one Petro Canada bond issue and are denominated in U.S. dollars and euros. The Petro Canada bond issue was assumed by the Government of Canada on February 5, 2001 on the dissolution of Petro Canada Limited.

In 1996, Canada implemented the EFA foreign currency swap program. Under these foreign exchange swaps, Canadian dollar liabilities are swapped into liabilities in foreign currencies, allowing Canada to raise foreign exchange reserves cost effectively. As of September 30, 2018, $46,956 million of Canadian dollars have been swapped for USD 41,180 million, $13,660 million of Canadian dollars have been swapped for EUR 9,409 million, $10,741 million of Canadian dollars have been swapped for GBP 5,782 million and $1,169 million Canadian dollars have been swapped for JPY 104,200 million. As of September 30, 2018, $15 million Canadian dollars have been swapped for USD 12 million through foreign exchange swaps which mature in less than one year.

The average rates of interest paid on the unmatured debt outstanding by instrument are set out below.

AVERAGE RATES OF INTEREST (%)

	At March 31,
	2018	2017	2016	2015	2014
Marketable bonds(1)	2.18	2.25	2.47	2.70	2.85
Treasury bills	1.16	0.54	0.50	0.81	0.96
Retail debt	0.63	0.66	0.67	0.71	0.72
Canada bills	1.61	0.77	0.43	0.08	0.08
Medium-term notes	1.70	1.06	0.67	0.35	0.46
Total market debt	2.01	1.89	2.03	2.27	2.37

Source: Public Accounts of Canada 2018 (Volume 1, Table 6.8).

(1)	Includes foreign currency marketable bonds.

The following table shows the scheduled repayments in respect of principal and interest on the marketable bonds and notes outstanding at September 30, 2018.

SCHEDULE OF MARKETABLE BOND AND NOTE REPAYMENTS

(in millions)

	Total Principal and Interest(1)
For years ended December 31,	Canadian Currency Debt(2)	Foreign Currency Debt(3) (4)
2018	13,480	50
2019	90,109	4,657
2020	119,118	4,626
2021	69,005	369
2022	51,386	3,954
2023-2027	140,883	—
2028-2032	53,571	—
2033-2037	45,365	—
2038-2042	31,055	—
2043-2047	37,409	—
2048-2052	23,524	—
2053-2057	653	—
2058-2062	653	—
2063-2067	5,011	—

Source: Bank of Canada.

(1)	Does not include Canada Bills and excludes the effect of interest rate swaps and cross currency swaps.
(2)	Only includes domestic marketable bonds, excluding inflation compensation component on Real Return Bonds.
(3)	Converted at USD 1.00 = CAD 1.292, EUR 1.00 = CAD 1.4999; the closing rates on September 30, 2018.
(4)	Excludes principal and interest payments on U.S. $3,500,000 of Petro Canada bond issues which were assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited.

Crown Corporations

Except for enterprise Crown corporations and other government business enterprises, which are reported under the modified equity basis of accounting, all Government organizations are consolidated in the Government’s financial statements.

The payment of all money borrowed by agent Crown corporations is a charge on and payable out of the Consolidated Revenue Fund. Such borrowings constitute unconditional obligations of the Government and are recorded as such in the accounts of Canada, net of borrowings expected to be repaid directly by these corporations. Borrowings expected to be repaid by agent enterprise Crown corporations and other government business enterprises amounted to $291,469 million as at March 31, 2018. Since fiscal 2007-08, the Government has met all of the borrowing needs of the Business Development Bank of Canada, Canada Mortgage and Housing Corporation and Farm Credit Canada through direct lending. The following table summarizes the unaudited financial information of consolidated Crown corporations, other entities and enterprise Crown corporations as at March 31, 2018.

FINANCIAL INFORMATION REGARDING CROWN CORPORATIONS AND OTHER ENTITIES

(in millions)

	Consolidated Crown corporations	Other entities	Enterprise Crown corporations	Total
Assets
Total assets	$18,631	$944	$530,451	$550,026

Liabilities
Liabilities to other than Government
Borrowings	394	0	291,805	292,199
Other	16,832	164	110,696	127,692

	17,226	164	402,501	419,891

Net assets	$1,405	$781	$127,950	$130,136

Financial interest of the Government
Obligations to the Government	$308	$17	$81,675	$82,000
Net equity of the Government	1,097	763	46,275	48,135

Total financial interest	$1,405	$781	$127,950	$130,136

Contingent liabilities	$(1)	$(1)	$2,983	$2,983

Source: Public Accounts of Canada 2018 (Volume 1, Tables 4.1, 4.4, 9.3, 9.7).

(1)

Contingent liabilities of consolidated Crown corporations are included in the Government’s financial statements as follows: claims and pending and threatened litigation - provision accrued: $53.2 million; disclosure only: $11.2 million.

Note: Amounts may not add due to rounding.

Contingent Liabilities (with respect to Guarantees provided by the Government)

The contingent liabilities of the Government with respect to guarantees provided by the Government as at March 31, 2018 are summarized as follows.

CONTINGENT LIABILITIES (WITH RESPECT TO NET EXPOSURE UNDER GUARANTEES)

(in millions)

Guarantees provided by the Government
Guaranteed borrowings of enterprise Crown corporations and other government business enterprises	$291,469
Loan guarantees	11,976
Insurance programs managed by the Government	249,688
Other explicit guarantees	—

Total gross guarantees	553,133
Less: allowance for guarantees	278

Net exposure under guarantees	$552,855

Source: Public Accounts of Canada 2018 (Volume 1, Table 11.6).

Note: Amounts may not add due to rounding.

Insurance Programs

Certain agent enterprise Crown corporations operate insurance programs. In the event that such corporations have insufficient funds to meet their obligations, the Government would provide the required financing through appropriations, either budgetary or non-budgetary.

The following table summarizes the unaudited information regarding such insurance programs as at March 31, 2018.

AGENT ENTERPRISE CROWN CORPORATIONS INSURANCE PROGRAMS

(in millions)

	Insurance in force	Net claims(1)	5-year average of net claims paid	Closing balance of Fund
Canada Deposit Insurance Corporation	773,568	—	—	2,322

Canada Mortgage and Housing Corporation:
Mortgage Insurance Fund	472,000	320	364	14,295
Mortgage-Backed Securities Guarantee Fund	481,000	—	—	2,394

Export Development Canada:
Export insurance contracts entered into on its own behalf	21,937	153	98	—

Farm Credit Canada	5,952	5	7	30

Source: Public Accounts of Canada 2018 (Volume 1, Table 11.8).

(1)	Refers to the difference between claims and amounts received from sales of related assets and other recoveries.

DEBT RECORD

Canada has always paid the full face amount of the principal and interest on every direct obligation issued by it and every indirect obligation on which it has been required to implement its guarantee, promptly when due. During war, where such payment would have violated laws or regulations forbidding trading with the enemy, payment was made to a custodian of enemy property.

MONETARY AND BANKING SYSTEM

Bank of Canada

The Bank of Canada (the “Bank”) was incorporated in 1934 under the Bank of Canada Act (in this section referred to as the “Act”) as Canada’s central bank. All of the capital stock of the Bank is owned by the Government. The Act gives the Bank the responsibility for the conduct of monetary policy and confers specific powers for discharging that responsibility.

The Bank has the sole right to issue notes for circulation in Canada. The Bank acts as the fiscal agent of the Government of Canada and, in this role, the Bank participates in the management of the public debt. Specifically, the Bank is responsible for handling the Government’s new market debt borrowings, administering its outstanding market debt and making payments for interest and market debt redemption on its behalf.

The Bank may buy or sell various types of securities, including securities issued or guaranteed by Canada or any province, securities issued or guaranteed by the Government of the United States of America or Japan or the government of a country in the European Union. For purposes of conducting monetary policy or promoting the stability of the Canadian financial system, the Bank may buy or sell from or to any person securities and any other financial instruments other than instruments that evidence an ownership interest or right in or to an entity, that comply with the policy established by the Governor and published in the Canada Gazette. The Bank may buy and sell foreign currencies, SDRs issued by the IMF, coin and gold and silver bullion. The Bank may open accounts with other central banks, at the Bank for International Settlements (“BIS”) and at commercial banks. The Bank may accept deposits from the Government or any of its corporations or agencies, any province, any chartered bank or any member of Payments Canada. The Bank pays interest to the Government on deposits held at the Bank and may pay interest to member institutions of Payments Canada on deposits accepted for certain specified purposes. It may also accept deposits from other central banks and official international financial organizations and may pay interest on such deposits. The Bank does not accept deposits from individuals nor does it compete with the chartered banks in the commercial banking field. The Bank is not required to maintain gold or foreign exchange reserves against its liabilities.

The Bank may, on the pledge of certain classes of securities or property, make loans or advances for periods not exceeding six months to chartered banks, and to any other members of Payments Canada. The Bank Rate is the minimum rate at which the Bank is prepared to make loans or advances. Although the Bank has the power to make loans or advances under certain conditions and for limited periods to the Government or any province, such loans are extremely rare and no such loans have been made in over 35 years.

The framework for the implementation of monetary policy by the Bank was changed considerably on two occasions during the 1990s, first as a result of the phased elimination of reserve requirements between June 1992 and July 1994, and second, with the introduction of a real-time large-value settlement system (the “Large Value Transfer System” or “LVTS”) in February 1999.

The central mechanisms through which the Bank currently implements monetary policy are the LVTS and a 50-basis-point operating band for the overnight interest rate adopted by the Bank in mid 1994. Currently, the Bank targets the level of excess settlement balances in the LVTS at a minimum of $250 million. Any participant in the LVTS with a deficit funds position should therefore be aware that there will be one or more participants with offsetting surplus positions that are potential counterparties for transactions at market rates. The Bank encourages these transactions by paying an interest rate on positive balances held overnight by LVTS participants at the lower limit of its operating band and charging an interest rate on overdraft loans to LVTS participants at the upper limit of the band (which is also the Bank Rate). Thus the overnight rate should stay within the operating band since participants are aware that they can earn at least the lower limit of the band on positive balances and need not pay more than the upper limit to cover shortfalls. Moreover, the Bank is prepared to enter into overnight buyback transactions to reinforce its target rate through a competitive single rate auction with midpoint being the minimum rate if lending funds or maximum rate if borrowing funds. Through its influence on the interest rate for overnight funds, the Bank is able to influence other short-term interest rates, the exchange rate, aggregate demand and, ultimately, inflation.

The Bank controls the level of LVTS settlement balances available to the financial system by adjusting the level of Government deposits held at financial institutions through twice-daily auctions of Government cash balances.

The Act provides for regular consultation between the Governor of the Bank and the Minister of Finance as well as for a formal procedure whereby, in the event of a disagreement between the Government and the Bank which cannot be resolved, the Government may issue a directive to the Bank as to the monetary policy that it is to follow. The directive must be in writing, in specific terms, applicable for a specified period and published forthwith. This provision in the Act makes it clear that the Government must take the ultimate responsibility for monetary policy, but the Bank is in no way relieved of its responsibility for monetary policy and its execution so long as a directive is not in effect. No directive has ever been issued.

The Payment Clearing and Settlement Act, 1996 gives the Bank formal responsibility for the regulatory oversight of major clearing and settlement systems. Specifically, the Bank will review all eligible systems and identify their potential to cause systemic or payment system risk. Systems with this potential are subject to designation under the Payment Clearing and Settlement Act, 1996. Designated systems will have to satisfy the Bank that they have appropriate risk-control mechanisms in place. The Bank may carry out examinations and, in situations where it is judged that systemic or payment risk is being inadequately controlled, the Governor of the Bank may issue directives to a designated system.

The Payment Clearing and Settlement Act, 1996 also gives the Bank new powers to provide certain services. In particular, the Bank can provide a guarantee of settlement to the participants of designated systems.

Other Government Financial Institutions

Export Development Canada (“EDC”) was established on October 1, 1969 for the purpose of facilitating and developing trade between Canada and other countries. EDC is the successor to the Export Credits Insurance Corporation which commenced operations in 1944. Activities were originally limited to insuring Canadian exporters against non-payment of credits extended to foreign buyers. To further enhance Canada’s growing export trade, EDC has introduced an export loans program, a foreign investment guarantees program and a surety risk protection insurance program. The Federal Business Development Bank was established in 1975 as the successor to the Industrial Development Bank which was established in 1944 as a subsidiary of the Bank of Canada. In 1995, the Federal Business Development Bank was continued as the Business Development Bank of Canada (“BDC”). The purpose of the BDC is to provide financial and management services to Canadian businesses, with a focus on small and medium-sized enterprises in Canada. The Canada Deposit Insurance Corporation, established in 1967, insures deposits payable in Canada and in Canadian currency at banks and other financial institutions up to $100,000 per depositor. Farm Credit Canada, established in 1959, provides financial and management services to farms and agrifood businesses. The Canada Mortgage and Housing Corporation (formerly the Central Mortgage and Housing Corporation, or “CMHC”) was incorporated in 1945 to insure mortgage loans made by approved lenders and to make direct mortgage loans. Since then, CMHC’s role in the housing market has expanded beyond mortgage loan insurance to include the provision of mortgage-backed securities and related guarantees, housing policy and advice, and housing research.

Chartered Banks

Canada’s banks are all federally incorporated and are regulated under the Bank Act. The Bank Act sets out the rules for the structure and operation of these institutions. The Office of the Superintendent of Financial Institutions (OSFI) is the federal agency responsible for supervising banks.

Under the Bank Act, foreign banks are permitted to incorporate Canadian banks by letters patent. In June 1999, legislation was passed to allow foreign banks to establish branches in Canada. Foreign banks can operate full-service branches or lending branches. As at November 15, 2018, the banking system consisted of 35 domestic banks, 21 foreign bank subsidiaries, 28 full-service foreign bank branches and four foreign bank lending branches. Foreign branches are permitted to raise wholesale deposits (not insured by the Canada Deposit Insurance Corporation). Moreover, foreign branches are not subject to the capital requirements of domestic banks; however, they are required to maintain a minimum capital equivalent deposit amount with a domestic federal financial institution.

Financial Sector Initiatives

The Government of Canada is responsible for ensuring the federal financial sector regulatory framework operates efficiently and effectively for consumers and businesses while maintaining the safety of institutions and soundness of the sector. The mandatory five-year renewal of the financial institutions statutes, which include the Bank Act, the Insurance Companies Act and the Trust and Loan Companies Act, encourages regular review of the federal financial sector framework to ensure that it continues to meet changing needs. In the most recent review, through 2016 and 2017, the Department of Finance consulted stakeholders regarding initiatives to improve the stability, efficiency and utility of the framework in the context of current trends and emerging risks. Stakeholders indicated that the financial sector legislative framework is functioning well, but called for targeted updates to adapt to innovations and sectoral developments.

In 2018, priority amendments were adopted to implement targeted proposals from the review. These included: providing greater flexibility for financial institutions to undertake and leverage broader fintech activities that enable the delivery of financial services in new and innovative ways; permitting life and health insurance companies to make long-term and predictable investments in infrastructure; providing prudentially regulated deposit-taking institutions, such as credit unions, flexibility to use generic bank terms, subject to disclosure; and renewing the sunset date in the federal financial institutions statutes. Additional amendments, either already adopted or being considered as part of additional phases of the review, are intended to position the framework for the future. These include modernizing financial institutions’ corporate governance, providing for the continued clarity and prudential integrity of federal financial sector legislation, as well as targeted updates to streamline the federal framework and to ensure that it continues to support a stable, competitive and resilient financial sector.

The Government of Canada continues to work with the governments of British Columbia, Ontario, Saskatchewan, New Brunswick, Prince Edward Island, and Yukon to develop the Cooperative Capital Markets Regulatory System that will better protect investors, foster efficiency and innovation, and enhance capacity to identify and manage systemic risk in capital markets, in a manner that fully respects provincial and territorial jurisdiction. On November 9, 2018, the Supreme Court of Canada ruled on the constitutionality of pan-Canadian securities regulation under the authority of a single regulator and proposed federal systemic risk legislation.

In June 2016 (Budget Implementation Act, No. 1), Parliament adopted a legislative framework for a bank recapitalization (“bail-in”) regime to reinforce that bank shareholders and creditors are responsible for the bank’s risks – not taxpayers. The bail-in regime and the regulations which implement it came into force on September 23, 2018. The bail-in regime allows authorities to convert eligible long-term debt of a failing systemically important bank into common shares to recapitalize the bank and allow it to remain open and operating. The previously announced comprehensive review of Canada’s deposit insurance framework has concluded and legislative amendments implementing deposit insurance review recommendations received royal assent on June 21, 2018.

The Government has acted repeatedly since 2008 to protect the financial security of borrowers and increase discipline in mortgage funding markets. Successive rounds of macroprudential policy tightening were implemented to ensure that government-backed programs support safer forms of lending. Notably, in October 2016, the Government required lenders to test a borrower’s ability to make their mortgage payments at a higher interest rate for all insured mortgages. The Government has also prohibited the use of insured mortgages in securitization vehicles not sponsored by the Canada Mortgage and Housing Corporation, and tied the use of optional portfolio insurance to government-sponsored securitization. In January 2018, OSFI implemented changes to its underwriting guidelines, affecting all mortgages underwritten by Federally Regulated Financial Institutions (“FRFIs”), which include a mortgage rate stress test for uninsured mortgage borrowers. OSFI has also adjusted its capital framework for mortgage insurers, increasing requirements and ensuring they are more sensitive to local risks. Evidence to date suggests improvements in the quality of new mortgage loans, including higher average credit scores and lower average loan-to-value at mortgage origination.

Monetary Policy and Interest Rate Developments

The ultimate objective of Canadian monetary policy is to promote good overall economic performance, namely by keeping inflation low, stable and predictable.

In February 1991, the Government and the Bank of Canada (the “Bank”) jointly announced a series of targets for reducing total CPI inflation to the mid-point of a range of 1% to 3% by the end of 1995. This inflation-control target range has been extended a number of times. In October 2016, the Government and the Bank renewed Canada’s inflation-control framework for a further five-year period. Monetary policy will continue to aim at keeping inflation at the 2% target mid-point, both to maximize the likelihood that inflation stays within the target range and to increase the predictability of inflation over the longer term.

The policy instrument the Bank uses to influence monetary conditions is the overnight rate target, which is the mid-point of the Bank’s operating band for overnight financing. The Bank constantly reassesses the level of the overnight rate target necessary to achieve the inflation-control targets.

Since November 2000, the Bank has moved to eight fixed announcement dates for the overnight rate target to make monetary policy more effective. Fixed dates have reduced the uncertainty in financial markets associated with not knowing exactly when changes in the overnight rate target may be announced, and contributed to the improved functioning of financial markets. Fixed dates have provided a regular opportunity to emphasize the medium-term perspective of monetary policy and increased the Bank’s transparency, accountability and dialogue with the public.

Between January 2008 and April 2009, the ongoing turmoil in financial markets and the resulting deterioration in real economic activity both domestically and abroad led the Bank of Canada to lower its overnight rate target by a total of 400 basis points to 0.25 percent. The Bank of Canada committed, conditional on the inflation outlook, to maintain this rate until the end of the second quarter of 2010. In addition, the Bank undertook a series of operations to reinforce its overnight target rate and to support market liquidity. The Bank’s initiatives came in the context of unprecedented coordinated actions across major central banks to support market liquidity and stabilize global financial markets. The Bank left the overnight rate target unchanged at 0.25 percent for the remainder of 2009 as well as the beginning of 2010.

In 2017, as the global economy strengthened and domestic growth was broadening across industries and regions, the Bank started to normalize the interest rates by raising the overnight target rate by 25 basis points on both July 12 and September 6. Over 2018, the Bank raised its target for the overnight rate three times (January 17, July 11 and October 24) with the overnight rate target reaching 1.75% in October 2018.

In the latest press release of December 5, 2018, the Bank indicated that the third quarter data was in line with expectations, although recent data suggest less momentum going into the fourth quarter. Household credit and regional housing markets appear to be stabilizing following a significant slowdown in recent quarters. Based on the latest Monetary Policy Report (“MPR”) of October 24, the Bank expects growth to remain close to potential over the next two years, with real GDP expanding at 2.1% in 2018 and 2019, and 1.9% in 2020. Oil prices have, however, fallen sharply since the October MPR. Benchmarks for western Canadian oil have been pulled down even further by transportation constraints and a buildup of inventories. In light of these developments and associated cutbacks in production, activity in Canada’s energy sector will likely be materially weaker than expected at the time of the October MPR.

In the latest press release, the Bank noted that inflation has been evolving as expected and the Bank’s core measures are all tracking 2%, consistent with an economy that has been operating close to its capacity. CPI inflation is just above target but is expected to ease in coming months due to lower gasoline prices. Downward historical revisions by Statistics Canada to GDP, together with recent macroeconomic developments, indicate there may be additional room for non-inflationary growth.

Selected Interest Rates

Membership in International Economic Organizations

As of September 30, 2018, Canada’s paid-up quota in the IMF is SDR 11,023.9 million. On September 27, 2018, one SDR equaled $1.829.

Canada also participates in the General Arrangements to Borrow (the “GAB”) and the New Arrangements to Borrow (the “NAB”) which provide special financial resources to the IMF. Canada’s total commitment under the GAB and the NAB amount to SDR 4,766.2 million. As of September 30, 2018, SDR 394.6 million had been drawn from Canada’s NAB, and there were no loans outstanding to the IMF under the GAB.

Alongside a number of G7, G20 and other partner countries, Canada is also participating in the global undertaking to extend the IMF’s access to bilateral resources under the 2016 bilateral borrowing agreements between the IMF and participating countries. As part of this international effort, Canada has extended an SDR 8.2 billion time-bound precautionary credit line to the IMF, the terms of which will end on December 31, 2019; with an optional extension until December 31, 2020 upon the consent of both the IMF Executive Board and Canada.

Canada is also a member of the Organization for Economic Cooperation and Development, a party to the World Trade Organization and a shareholder (through the Bank) of the BIS. Canada’s participation in other international development institutions is summarized in the table below.

PARTICIPATION IN OTHER INTERNATIONAL DEVELOPMENT INSTITUTIONS

	At December 31, 2017
	Subscription
	Total	Paid-in(1)
	(in millions of U.S. dollars)
International Bank for Reconstruction and Development(2)	$7,039.5	$433.1
International Finance Corporation(2)	81.3	81.3
Multilateral Investment Guarantee Agency(2)	56.5	10.7
Asian Development Bank	7,907.6	395.5
Inter-American Development Bank	7,024.3	241.7
Caribbean Development Bank	156.9	34.4
African Development Bank(3)	3,576.2	260.6
European Bank for Reconstruction and Development(4)	1,222.4	255.0
Asian Infrastructure Investment Bank(5)	796.3	199.1

Source: Department of Finance. Data derived from the annual statements/reports of the above-mentioned institutions.

(1)	Balance of subscription payable only in the unlikely event that there is a call on the institution’s capital.
(2)	Subscriptions for the International Bank for Reconstruction and Development, International Finance Corporation and Multilateral Investment Guarantee Agency are as of June 30, 2018
(3)	Subscriptions for the African Development Bank have been converted from Unit of Account to U.S. dollars using the African Development Bank exchange rate on December 31, 2017.
(4)	Subscriptions for the European Bank for Reconstruction and Development have been converted from Euro to U.S. dollars using the Bank of Canada’s nominal closing exchange rate on December 31, 2017.
(5)	Subscriptions for the Asian Infrastructure Investment Bank is as of March 31, 2018.

CLAIMS AND OTHER

Contingent liabilities arise in the normal course of operations and their ultimate disposition is unknown. The following table presents the different components of the Government’s provision for contingent liabilities as at March 31, 2018.

2018 (in millions)
Claims
Pending and threatened litigation and other claims	9,181
Specific claims	8,151
Comprehensive land claims	5,420
Provision for guarantees provided by the Government	278

Total provision recorded	23,030

Source: Public Accounts of Canada 2018 (Volume 1, Section 2).

Claims

The Government has recorded a provision for claims where it is likely that there will be a future payment and a reasonable estimate of the loss can be made. This estimate was determined using relevant historical experience, facts and circumstances. In situations where the estimate of loss was based on a range of amounts, the amount accrued within the range was the Government’s best estimate of the potential loss which may be at an amount lesser than the maximum of the range. Significant exposure to a liability could exist in excess of what has been accrued. As of March 31, 2018, claims for which the outcome was not determinable and for which an amount has not been accrued were estimated at approximately $10,053 million ($9,354 million in 2017).

Pending and threatened litigation and other claims: There are thousands of pending and threatened litigation cases as well as claims outstanding against the Government. These claims include items with pleading amounts and items where an amount is not specified. While the total amount claimed in these actions is significant, their outcomes are not known in all cases. As a result, provisions are recorded based on the Government’s best estimate of the potential loss.

Specific claims: Specific claims deal with the past grievances of First Nations related to Canada’s obligations under historic treaties or the way it managed First Nations’ funds or other assets. The past grievances may be proceeding via the legal system or via the specific claims program. The Government of Canada will pursue a settlement agreement with the First Nation when a claim demonstrates an outstanding lawful obligation. As of March 31, 2018, there were 545 (528 in 2017) specific claims under negotiation, accepted for negotiation or under review. A liability is estimated and recorded for claims that have progressed to a point where quantification is possible. This estimate also includes projections based on historical rates and costs of settlement for similar claims and includes an estimate for claims which have been filed but not yet assessed.

Comprehensive land claims: Comprehensive land claims arise in areas of the country where Aboriginal rights and title have not been resolved by treaty or by other legal means. As of March 31, 2018, there were 73 (70 in 2017) comprehensive land claims under negotiation, accepted for negotiation or under review. A liability is estimated and recorded for claims that have progressed to a point where quantification is possible. This estimate also includes projections based on historical rates and costs of settlement for similar claims.

Other

Assessed taxes under appeal: Contingent liabilities include previously assessed federal taxes where amounts are being appealed to the Tax Court of Canada, the Federal Court of Canada, or the Supreme Court of Canada. As of March 31, 2018, $5,404 million ($5,588 million in 2017) was being appealed to the courts. The Government has recorded, in the amounts payable related to tax or in reduction of the amounts receivable from taxpayers, as applicable, the estimated amount of appeals that are considered likely to be lost and that can be reasonably estimated.

TABLES AND SUPPLEMENTARY INFORMATION

The tables and supplementary information under the headings Unmatured Market Debt, Other Obligations (with Respect to Money Borrowed) and Supplementary Information have been provided by the Department of Finance and the Bank of Canada.

Unmatured Market Debt

All debt obligations listed below are direct obligations of the Government of Canada and constitute a charge on the Consolidated Revenue Fund of Canada.

(A)	PAYABLE IN CANADA IN CANADIAN DOLLARS

MARKETABLE BONDS(1)

Maturity date	Coupon%	Issue date(s)	Series	Outstanding at September 30, 2018
2018 — Nov. 1	0.50	2016: Aug. 12, Sep. 2, Sep. 26, Oct. 14	F908	$8,760,124,000
2019 — Feb. 1	0.50	2016: Nov. 7, Dec. 2, Dec. 23; 2017: Jan. 13	G401	7,940,287,000
2019 — Mar. 1	1.75	2013: Nov. 12; 2014: Jan. 20, Feb. 24	B865	7,992,000,000
2019 — May 1	0.75	2017: Feb. 6, Feb. 24, Mar. 31, Apr. 21	G658	12,639,420,000
2019 — Jun. 1	3.75	2008: Oct. 6, Nov. 10; 2009: Feb. 9, Mar. 2, Mar. 10, Apr. 14, Jun. 15, Aug. 18	YR94	10,206,371,000
2019 — Aug. 1	0.75	2017: May 12, Jun. 9, Jun. 30, Jul. 21	G815	11,580,242,000
2019 — Sep. 1	1.75	2014: Apr. 14, May 12, Aug. 11; 2016: Jul. 19, Aug. 29	C855	12,877,100,000
2019 — Nov. 1	1.25	2017: Aug. 11, Sep. 1, Sep. 25, Oct. 13	H318	15,167,500,000
2020 — Feb. 1	1.25	2017: Nov. 6, Nov. 24, Dec. 18; 2018: Jan. 12	H565	13,316,000,000
2020 — Mar. 1	1.50	2014: Oct. 14, Dec. 1; 2015: Feb. 23; 2016: Oct. 25, Nov. 21; 2017: Jan. 30, Mar. 10	D929	22,820,000,000
2020 — May 1	1.75	2018: Feb. 9, Mar. 2, Mar. 29, Apr. 23	H805	12,600,000,000
2020 — Jun. 1	3.50	2009: Sep. 8, Oct.14, Nov.10; 2010: Feb. 8, May 3	YZ11	13,100,000,000
2020 — Aug. 1	1.75	2018: May 11, Jun. 8, Jul. 3, Jul. 20	J215	12,000,000,000
2020 — Sep. 1	0.75	2015: Apr. 13, May 11, Jul. 27, Oct. 5; 2017: May 9, Jun. 20, Jul. 18, Sep. 11	E596	26,000,000,000
2020 — Nov. 1	2.00	2018: Aug. 10, Sep. 4, Sep. 21	J470	9,000,000,000
2021 — Mar. 1	0.75	2015: Oct. 19, Nov. 9; 2016: Jan. 18, Feb. 22; 2017: Oct. 20, Nov. 17; 2018: Jan. 26, Mar. 16	F254	25,500,000,000
2021 — Mar. 15	10.50	1990: Dec. 15; 1991: Jan. 9, Feb. 1	A39	567,361,000
2021 — Jun. 1	3.25	2010: Jul. 19, Oct. 12; 2011: Feb. 7, May 9	ZJ69	11,500,000,000
2021 — Jun. 1	9.75	1991: May 9, Jun. 1, Jul. 1, Aug. 1, Sep. 1, Oct. 17	A43	286,188,000
2021 — Sep. 1	0.75	2016: Apr. 11, May 16, Jul. 11, Aug. 22; 2018: Apr. 13	F585	17,200,000,000
2021 — Dec. 1	4.25	1991: Dec. 10; 1992: Oct. 14; 1993: May 1, Dec. 1; 1994: Feb. 22, Jun. 21, Sep. 15, Dec. 15; 1995: Feb. 2, May 8, Aug. 4	L25	8,364,300,750	(2)
2022 — Mar. 1	0.50	2016: Oct. 11, Nov. 15; 2017: Jan. 24, Feb. 21	G328	15,000,000,000
2022 — Jun. 1	2.75	2011: Aug. 2, Oct. 11; 2012: Feb. 6, May 7, Jun. 11	ZU15	12,700,000,000
2022 — Jun. 1	9.25	1991: Dec. 16; 1992: Jan. 3, May 15	A49	206,022,000
2022 — Sep. 1	1.00	2017: Apr. 10, May 30, Jul. 10, Aug. 28	G732	15,600,000,000
2023 — Mar. 1	1.75	2017: Oct. 6, Nov. 10; 2018: Jan. 22, Feb. 16	H490	15,000,000,000
2023 — Jun. 1	1.50	2012: Jul. 30, Oct. 22; 2013: Feb. 4, Apr. 2, May 6	A610	14,200,000,000
2023 — Jun. 1	8.00	1992: Aug. 17; 1993: Feb. 1, Apr. 1, Jul. 26, Oct. 15; 1994: Feb. 1, May 2	A55	2,358,552,000
2023 — Sep. 1	2.00	2018: Apr. 6, May 22, Jul. 9, Aug. 24	H987	12,000,000,000
2024 — Jun. 1	2.50	2013: Jul. 2, Aug. 19, Oct. 7; 2014: Feb. 10, Apr. 28	B451	13,800,000,000
2025 — Jun. 1	2.25	2014: Jun. 30, Jul. 28, Oct. 20; 2015: Jan. 27, Apr. 21	D507	13,100,000,000
2025 — Jun. 1	9.00	1994: Aug. 2, Nov. 1; 1995: Feb. 1, May 1, Aug. 1, Nov. 1; 1996: Feb. 1	A76	2,303,156,000
2026 — Jun. 1	1.50	2015: Jul. 21, Oct. 27; 2016: Jan. 26, Apr. 25, Jun. 27	E679	13,500,000,000
2026 — Dec. 1	4.25	1995: Dec. 7; 1996: Mar. 6, Jun. 6, Sep. 6, Dec. 6; 1997: Mar. 12, Jun. 9, Sep. 8, Dec. 8; 1998: Mar. 9, Jun. 8, Sep. 8, Dec. 7	VS05	8,026,725,000	(2)
2027 — Jun. 1	1.00	2016: Oct. 31; 2017: Mar. 7, May 1, Jun. 26	F825	15,000,000,000
2027 — Jun. 1	8.00	1996: May 1, Aug. 1, Nov. 1; 1997: Feb. 3, May 1, Aug. 1, Nov. 3	VW17	4,035,975,000
2028 — Jun. 1	2.00	2017: Aug. 1, Oct. 30; 2018: Feb. 23, Apr. 27, Jun. 22	H235	13,500,000,000
2029 — Jun. 1	2.25	2018: Jul. 27	J397	3,000,000,000
2029 — Jun. 1	5.75	1998: Feb. 2, May 1, Nov. 2; 1999: May 3, Oct. 15; 2000: Apr. 24, Oct. 16; 2001: Apr. 23	WL43	10,883,378,000
2031 — Dec. 1	4.00	1999: Mar. 8, Jun. 8, Sep. 7, Dec. 6; 2000: Mar. 6, Jun. 5, Sep. 5, Dec. 11; 2001: Mar. 5, Jun. 11, Sep. 24, Dec. 10; 2002: Mar. 18, Jun. 10, Sep. 16, Dec. 9; 2003: Mar. 17	WV25	8,522,462,000	(2)
2033 — Jun. 1	5.75	2001: Oct. 15; 2002: Jan. 21, Mar. 4, May 6, Jul. 15, Nov. 25; 2003: Jan. 20, Mar. 3, Apr. 14, Jul. 14, Aug. 25, Nov. 10; 2004: Jan. 19, Mar. 1	XG49	12,313,905,000
2036 — Dec. 1	3.00	2003: Jun. 9, Sep. 15, Dec. 8; 2004: Mar. 8, Jun. 7, Sep. 7, Dec. 6; 2005: Mar. 7, Jun. 6, Sep. 6, Dec. 5; 2006: Mar. 06, Jun. 5, Oct. 2, Dec. 4; 2007: Mar. 5	XQ21	7,626,996,000	(2)
2037 — Jun. 1	5.00	2004: Jul. 19, Sep. 14, Nov. 8; 2005: Jan. 17, Apr. 11, Jul. 11, Oct. 18; 2006: Jan. 16, May 1, Jul. 24, Oct. 31; 2007: Jan. 15, Jun. 11, Jul. 23, Oct. 9; 2008: Jan. 21; 2009: Jan. 12	XW98	12,592,274,000
2041 — Jun. 1	4.00	2008: Jun. 9, Sep. 15, Dec. 15; 2009: Mar. 23, May 19, Jul. 14, Aug. 5, Oct. 20; 2010: Feb. 22, Mar. 22, May 25, Sep. 7, Nov. 22; 2011: Mar. 21	YQ12	14,805,520,000
2041 — Dec. 1	2.00	2007: Jun. 4, Sep. 4, Dec. 10; 2008: Mar. 3, Jun. 2, Sep. 2, Dec. 8; 2009: Mar. 9, Jun. 2, Aug. 31, Dec. 7; 2010: Mar. 1	YK42	7,907,946,000	(2)
2044 — Dec. 1	1.50	2010: May 31, Aug. 30, Dec. 6; 2011: Feb. 28, Jun. 6, Sep. 6, Dec. 5; 2012: Feb. 27, Jun. 4, Sep. 17, Dec. 10, 2013: Feb. 25, Jun. 10, Sep. 16	ZH04	8,944,012,000	(2)
2045 — Dec. 1	3.50	2011: Jun. 13, Aug. 29, Nov. 21; 2012: Mar. 26, May 28, Jul. 24, Sep. 24, Dec. 3; 2013: Feb. 5, Mar. 18, May 27, Aug. 6, Nov. 18; 2014: Feb. 18, Mar. 11	ZS68	16,400,000,000
2047 — Dec. 1	1.25	2013: Dec. 2; 2014: Mar. 3, Jun. 16, Aug. 25, Dec. 15; 2015: Mar. 16, Jun. 8, Sep. 8, Dec. 8; 2016: Mar. 7, Jun. 6, Sep. 19, Dec. 13; 2017: Feb. 13	B949	8,386,147,000	(2)
2048 — Dec. 1	2.75	2014: Jun. 2, Sep. 3, Nov. 17; 2015: Feb. 9, May 25, Aug. 24, Nov. 30; 2016: May 24, Oct. 3, Nov. 28; 2017: Jan. 31, May 23, Aug. 21, Oct. 2	D358	14,900,000,000
2050 — Dec. 1	0.50	2017: Jun. 5, Sep. 15, Dec. 1; 2018: Mar. 5, Jun. 18, Sep. 14	G997	3,409,428,000	(2)
2051 — Dec. 1	2.00	2017: Dec. 22; 2018: Jan. 29, May 25, Aug. 17, Sep. 24	H722	3,900,000,000
2064 — Dec. 1	2.75	2014: May 1, Jul. 15, Nov. 25; 2017: Sep. 1, Nov. 20	C939	4,750,000,000

Total Unmatured Marketable Bonds Payable in Canadian Dollars				$568,089,391,750

Unmatured Market Debt (Continued)

TREASURY BILLS

Maturity date(s)	Yield %	Issue dates	Outstanding at September 30, 2018
Various maturity dates from Oct. 2, 2018 to Sept. 19, 2019	1.247 to 1.992	Various issue dates from Oct. 19, 2017 to Sept. 27, 2018	$128,500,000,000

CANADA SAVINGS BONDS(3)

Maturity date	Annual Coupons %	Issue date	Series	Outstanding at September 30, 2018
2018 — Nov. 1(4)	0.40 – 8.75	1996 — Nov. 1	S051	$110,507,761
2018 — Nov. 1(4)	0.40 – 4.85	1998 — Nov. 1	S054	58,499,797
2018 — Dec. 1(4)	0.40 – 4.85	1998 — Dec. 1	S055	4,099,514
2019 — Jan. 1(4)	0.40 – 4.85	1999 — Jan. 1	S056	847,646
2019 — Feb. 1(4)	0.40 – 4.40	1999 — Feb. 1	S057	717,552
2019 — Mar. 1(4)	0.40 – 4.00	1999 — Mar. 1	S058	1,180,102
2019 — Apr. 1(4)	0.40 – 4.00	1999 — Apr. 1	S059	732,334
2019 — Nov. 1(4)	0.40 – 4.85	1999 — Nov. 1	S060	33,741,233
2019 — Dec. 1(4)	0.40 – 4.85	1999 — Dec. 1	S061	2,873,687
2020 — Jan. 1(4)	0.40 – 4.85	2000 — Jan. 1	S062	1,335,491
2020 — Feb. 1(4)	0.40 – 4.40	2000 — Feb. 1	S063	748,419
2020 — Mar. 1(4)	0.40 – 4.00	2000 — Mar. 1	S064	1,347,423
2020 — Apr. 1	0.40 – 4.00	2000 — Apr. 1	S065	1,207,644
2018 — Nov. 1	0.40 – 2.00	2008 — Nov. 1	S114	105,728,018
2018 — Dec. 1	0.40 – 1.85	2008 — Dec. 1	S115	15,555,758
2019 — Jan. 1	0.40 – 1.65	2009 — Jan. 1	S116	6,038,274
2019 — Feb. 1	0.40 – 1.25	2009 — Feb. 1	S117	2,879,730
2019 — Mar. 1	0.40 – 1.00	2009 — Mar. 1	S118	3,812,503
2019 — Apr. 1	0.40 – 0.75	2009 — Apr. 1	S119	3,599,282
2019 — Nov. 1	0.40 – 0.65	2009 — Nov. 1	S120	78,103,339
2019 — Dec. 1	0.40 – 0.65	2009 — Dec. 1	S121	6,171,450
2020 — Jan. 1	0.40 – 0.65	2010 — Jan. 1	S122	2,482,627
2020 — Feb. 1	0.40 – 0.65	2010 — Feb. 1	S123	1,185,107
2020 — Mar. 1	0.40 – 0.65	2010 — Mar. 1	S124	1,431,060
2020 — Apr. 1	0.40 – 0.65	2010 — Apr. 1	S125	1,142,100
2020 — Nov. 1	0.50 – 0.65	2010 — Nov. 1	S126	113,186,099
2020 — Dec. 1	0.50 – 0.65	2010 — Dec. 1	S127	10,478,602
2021 — Nov. 1	0.50	2011 — Nov. 1	S128	133,528,927
2021 — Dec. 1	0.50	2011 — Dec. 1	S129	7,961,385
2018 — Nov. 1	0.50	2015 — Nov. 1	S133	315,340,446
2019 — Nov. 1	0.50	2016 — Nov. 1	S134	396,682,380
2021 — Nov. 1	0.50	2017 — Nov. 1	S500	23,118,220

Total				$1,446,263,910

CANADA PREMIUM BONDS(5)

Maturity date	Annual Coupons %	Issue date	Series	Outstanding at September 30, 2018
2018 — Nov. 1(4)	0.80 – 5.00	1998 — Nov. 1	P003	$ 111,707,462
2018 — Dec. 1(4)	0.80 – 4.50	1998 — Dec. 1	P004	12,181,036
2019 — Jan. 1(4)	1.00 – 4.50	1999 — Jan. 1	P005	2,970,080
2019 — Feb. 1(4)	1.00 – 4.75	1999 — Feb. 1	P006	1,974,458
2019 — Mar. 1(4)	1.00 – 6.00	1999 — Mar. 1	P007	9,962,922
2019 — Apr. 1(4)	1.00 – 6.00	1999 — Apr. 1	P008	6,710,008
2019 — Nov. 1(4)	0.70 – 6.00	1999 — Nov. 1	P009	37,067,548
2019 — Dec. 1(4)	0.70 – 6.00	1999 — Dec. 1	P010	11,050,433
2020 — Jan. 1(4)	0.70 – 6.00	2000 — Jan. 1	P011	4,318,554
2020 — Feb. 1(4)	0.70 – 6.00	2000 — Feb. 1	P012	3,481,410
2020 — Mar. 1(4)	0.70 – 6.25	2000 — Mar. 1	P013	7,550,410
2020 — Apr. 1(4)	0.70 – 6.25	2000 — Apr. 1	P014	8,695,814
2018 — Nov. 1	0.80 – 2.65	2008 — Nov. 1	P064	69,127,010
2018 — Dec. 1	0.80 – 2.65	2008 — Dec. 1	P065	36,321,201
2019 — Jan. 1	1.00 – 2.65	2009 — Jan. 1	P066	15,406,965
2019 — Feb. 1	1.00 – 2.05	2009 — Feb. 1	P067	7,142,555
2019 — Mar. 1	1.00 – 2.05	2009 — Mar. 1	P068	8,676,605
2019 — Apr. 1	1.00 – 1.70	2009 — Apr. 1	P069	9,343,444
2019 — Nov. 1	0.70 – 1.80	2009 —Nov. 1	P070	37,012,931
2019 — Dec. 1	0.70 – 1.80	2009 — Dec. 1	P071	21,828,550
2020 — Jan. 1	0.70 – 1.80	2010 — Jan. 1	P072	8,365,235
2020 — Feb. 1	0.70 – 1.80	2010 — Feb. 1	P073	7,036,076
2020 — Mar. 1	0.70 – 1.80	2010 — Mar. 1	P074	5,475,096
2020 — Apr. 1	0.70 – 1.80	2010 — Apr. 1	P075	5,063,974
2020 — Nov. 1	0.80 – 1.70	2010 — Nov. 1	P076	52,552,980
2020 — Dec. 1	0.80 – 1.70	2010 — Dec. 1	P077	36,677,139
2021 — Nov. 1	0.80 – 1.40	2011 — Nov. 1	P078	67,988,029
2021 — Dec. 1	0.80 – 1.40	2011 — Dec. 1	P079	33,155,456
2018 — Dec. 1	0.70 – 0.90	2015 —Dec. 1	P086	62,726,387
2018 — Dec. 1	0.70 – 0.90	2015 —Dec. 1	P087	48,431,694
2019 — Nov. 1	0.80 – 1.00	2016 — Nov. 1	P088	84,781,421
2019 — Dec. 1	0.80 – 1.00	2016 — Dec. 1	P089	31,910,270
2021 — Nov. 1	0.80 – 1.00	2017 — Nov. 1	P550	39,714,101
2021 — Dec. 1	0.80 – 1.00	2017 — Dec. 1	P551	1,504,167

Total				$907,911,421

Total Unmatured Market Debt Payable in Canadian Dollars	$694,943,567,081

Unmatured Market Debt (Continued)

(B) PAYABLE IN FOREIGN CURRENCY (1) (6)

CANADA BILLS

Maturity date(s)	Yield(s) %	Original issue amount	Issue date(s)	Outstanding at September 30, 2018
Various maturity dates from Oct. 1, 2018 to March 28, 2019	1.89 to 2.33	USD 2,279,001,000	Various issue dates from Apr. 4, 2018 to Sep. 28, 2018	$2,944,469,292

CANADA NOTES

Maturity date	Coupon % / Basis	Original amount at issue	Issue date	Outstanding at September 30, 2018
2019 — Jul. 21	3 month LIBOR	USD 150,000,000	2016 — Jul. 21	$193,800,000
2019 — Aug. 25	1.454	USD 50,000,000	2015 — Aug. 25	64,600,000
2019 — Sep. 6	3 month LIBOR	USD 100,000,000	2016 — Sep. 7	129,200,000
2019 — Dec. 10	1.85	USD 50,000,000	2013 — Dec. 10	64,600,000
2019 — Dec. 13	3 month LIBOR	USD 50,000,000	2013 — Dec. 13	64,600,000
2020 — Jan. 13	3 month LIBOR	USD 250,000,000	2017 — Jan. 13	323,000,000
2020 — Feb. 10	1.276	USD 150,000,000	2016 — Feb.10	193,800,000
2020 — Jun. 10	3 month LIBOR	USD 100,000,000	2014 — Jun. 10	129,200,000
2020 — Sep. 10	3 month LIBOR	USD 250,000,000	2014 — Sep. 10	323,000,000
2020 — Sep. 15	3 month LIBOR	USD 50,000,000	2014 — Sep. 15	64,600,000
2020 — Dec. 20	2.30	USD 50,000,000	2013 — Dec. 20	64,600,000
2021 — Aug. 24	3 month LIBOR	USD 50,000,000	2015 — Aug. 24	64,600,000

Total				$1,679,600,000

EURO MEDIUM TERM NOTES

Maturity date	Coupon % / Basis	Original amount at issue	Issue date	Outstanding at September 30, 2018
2020 — Mar. 19	3 month LIBOR	USD 125,000,000	2014 — Mar. 19	$161,500,000
2020 — May 8	3 month LIBOR	USD 125,000,000	2014 — May 8	161,500,000
2021 — Jan. 15	0.15	EUR 150,000,000	2015 — Jan. 15	224,985,000

Total				$547,985,000

OTHER MARKETABLE BONDS PAYABLE IN FOREIGN CURRENCIES

Maturity date	Coupon %	Original amount at issue or assumption	Issue or assumption date	Outstanding at September 30, 2018
2019 — Feb. 27	1.625	USD 3,000,000,000	2014 — Feb. 27	$3,876,000,000
2019 — Jun. 1	8.80	USD 3,500,000(7)	2001 — Feb. 5	4,522,000
2020 — Jan. 13	3.50	EUR 2,000,000,000	2010 — Jan. 13	2,999,800,000
2022 — Nov. 15	2.00	USD 3,000,000,000	2017 — Nov. 15	3,876,000,000

Total(8)				$10,756,322,000

Total Unmatured Market Debt Payable in Foreign Currency				$15,928,376,292

Total Unmatured Market Debt				$714,871,943,373

Unmatured Market Debt (Continued)

(C) CROSS CURRENCY SWAPS

For the cross currency swaps listed below (outstanding as of September 30, 2018), the Government’s Canadian dollar liability has been swapped into a U.S. dollar liability.

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
2018 – Oct. 20	3.6682	$ 125,000,000	Fixed	USD 100,000,000
Nov. 20	3.1375	85,950,000	Fixed	75,000,000
Nov. 20	3.2852	110,000,000	Fixed	100,000,000
Nov. 20	3.3194	109,850,000	Fixed	100,000,000
Nov. 20	3.3783	55,500,000	Fixed	50,000,000
Nov. 20	3.3920	55,500,000	Fixed	50,000,000
Nov. 20	3.4346	136,275,000	Fixed	125,000,000
Nov. 20	3.3360	55,975,000	Fixed	50,000,000
Nov. 20	3.3456	84,037,500	Fixed	75,000,000
Nov. 20	1.91020	101,200,000	Fixed	100,000,000
Nov. 20	1.97300	50,135,000	Fixed	50,000,000
Dec. 20	1.73840	101,790,000	Fixed	100,000,000
Dec. 20	1.73890	101,800,000	Fixed	100,000,000
Dec. 20	1.75720	102,000,000	Fixed	100,000,000
Dec. 20	1.76650	101,400,000	Fixed	100,000,000
Dec. 20	1.79890	101,800,000	Fixed	100,000,000
2019 – Jan. 20	1.71680	50,550,000	Fixed	50,000,000
Jan. 20	1.71780	50,650,000	Fixed	50,000,000
Feb. 20	3.3200	106,850,000	Fixed	100,000,000
Feb. 20	3.3201	106,780,000	Fixed	100,000,000
Apr. 20	3.4600	175,500,000	Fixed	150,000,000
May 20	3.3076	116,560,000	Fixed	100,000,000
May 20	3.3258	58,000,000	Fixed	50,000,000
May 20	3.3435	116,400,000	Fixed	100,000,000
May 20	3.3600	57,000,000	Fixed	50,000,000
Aug. 20	3.3547	54,400,000	Fixed	50,000,000
Aug. 20	3.3835	163,875,000	Fixed	150,000,000
Aug. 20	3.4300	104,700,000	Fixed	100,000,000
Aug. 20	3.4388	107,900,000	Fixed	100,000,000
Aug. 20	3.4476	52,550,000	Fixed	50,000,000
Oct. 20	3.5067	54,964,000	3 month LIBOR	52,000,000
Nov. 20	3.4095	110,400,000	Fixed	100,000,000
Nov. 20	3.4625	110,000,000	Fixed	100,000,000
Nov. 23	3.4101	53,445,000	3 month LIBOR	50,000,000
Nov. 25	3.4055	66,316,800	3 month LIBOR	62,800,000
Nov. 27	3.2949	52,750,000	3 month LIBOR	50,000,000
2020 — Jan. 20	3.2663	106,000,000	3 month LIBOR	100,000,000
Jan. 20	3.3197	52,750,000	3 month LIBOR	50,000,000
Jan. 20	3.3747	52,600,000	3 month LIBOR	50,000,000
Jan. 20	3.4990	15,427,500	3 month LIBOR	15,000,000
Jan. 20	3.5145	18,562,536	3 month LIBOR	17,995,672
Feb. 20	3.3900	53,130,000	3 month LIBOR	50,000,000
Feb. 20	3.4030	53,500,000	Fixed	50,000,000
Mar. 20	3.3910	53,500,000	Fixed	50,000,000
Mar. 20	3.4221	106,570,000	Fixed	100,000,000
Mar. 20	3.4370	157,050,000	Fixed	150,000,000
Mar. 20	3.4761	103,300,000	Fixed	100,000,000
Mar. 20	3.4944	105,750,000	Fixed	100,000,000
Mar. 20	3.5531	205,600,000	Fixed	200,000,000
Mar. 20	3.5577	103,050,000	Fixed	100,000,000
Apr. 20	3.3537	96,450,000	3 month LIBOR	100,000,000
Apr. 20	3.3554	95,800,000	3 month LIBOR	100,000,000
Apr. 20	3.4263	95,750,000	3 month LIBOR	100,000,000
Apr. 20	3.4551	105,450,000	Fixed	100,000,000
Apr. 20	3.4945	104,580,000	Fixed	100,000,000
Apr. 20	3.5241	104,250,000	Fixed	100,000,000
Apr. 20	3.5363	157,305,000	Fixed	150,000,000
May 20	3.1879	95,000,000	3 month LIBOR	100,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
May 20	3.21258	$ 95,200,000	3 month LIBOR	USD 100,000,000
May 20	3.2304	96,700,000	3 month LIBOR	100,000,000
May 20	3.2708	95,600,000	3 month LIBOR	100,000,000
May 20	3.2899	95,500,000	3 month LIBOR	100,000,000
May 20	3.2931	96,350,000	3 month LIBOR	100,000,000
May 20	3.4123	96,350,000	3 month LIBOR	100,000,000
May 20	3.6560	50,895,000	Fixed	50,000,000
May 20	3.7121	100,500,000	Fixed	100,000,000
Jun. 20	2.9176	49,040,000	3 month LIBOR	50,000,000
Jun. 20	2.9730	98,000,000	3 month LIBOR	100,000,000
Jun. 20	3.0377	96,770,000	3 month LIBOR	100,000,000
Jun. 20	3.0730	96,070,000	3 month LIBOR	100,000,000
Jun. 20	3.2828	79,792,500	Fixed	75,000,000
Jun. 20	3.2970	53,090,000	Fixed	50,000,000
Jun. 20	3.3006	53,425,000	Fixed	50,000,000
Jun. 20	3.4058	51,700,000	Fixed	50,000,000
Jun. 20	3.4655	51,825,000	Fixed	50,000,000
Jun. 20	3.5847	51,000,000	Fixed	50,000,000
Jun. 22	3.2882	52,550,000	Fixed	50,000,000
Jun. 22	3.3000	105,600,000	Fixed	100,000,000
Jun. 22	3.3118	52,525,000	Fixed	50,000,000
Jun. 22	3.3315	104,000,000	Fixed	100,000,000
Jun. 22	3.3647	104,150,000	Fixed	100,000,000
Jul. 20	2.7559	49,050,000	3 month LIBOR	50,000,000
Jul. 20	2.8281	48,635,000	3 month LIBOR	50,000,000
Jul. 20	2.8550	48,800,000	3 month LIBOR	50,000,000
Jul. 20	3.2942	51,060,000	Fixed	50,000,000
Jul. 20	3.3248	51,250,000	Fixed	50,000,000
Aug. 20	2.7655	47,280,000	3 month LIBOR	50,000,000
Aug. 20	2.7806	47,250,000	3 month LIBOR	50,000,000
Aug. 20	2.7943	47,265,000	3 month LIBOR	50,000,000
Aug. 20	2.8200	48,000,000	3 month LIBOR	50,000,000
Aug. 20	2.8275	47,525,000	3 month LIBOR	50,000,000
Aug. 20	2.8339	47,400,000	3 month LIBOR	50,000,000
Aug. 20	2.9470	47,925,000	3 month LIBOR	50,000,000
Aug. 20	3.0731	103,950,000	3 month LIBOR	100,000,000
Aug. 20	3.0789	98,393,300	3 month LIBOR	94,700,000
Aug. 20	3.0890	51,200,000	Fixed	50,000,000
Aug. 20	3.1462	52,740,000	Fixed	50,000,000
Aug. 20	3.1601	52,750,000	Fixed	50,000,000
Aug. 20	3.1857	52,000,000	Fixed	50,000,000
Aug. 20	3.2031	104,000,000	Fixed	100,000,000
Aug. 20	3.2298	51,600,000	Fixed	50,000,000
Aug. 20	3.2321	103,100,000	Fixed	100,000,000
Aug. 20	3.2555	103,620,000	Fixed	100,000,000
Sep. 20	2.3180	49,200,000	3 month LIBOR	50,000,000
Sep. 20	2.3302	49,450,000	3 month LIBOR	50,000,000
Sep. 20	2.7500	47,445,000	3 month LIBOR	50,000,000
Sep. 20	2.8800	18,358,980	3 month LIBOR	17,560,000
Oct. 20	3.0142	51,425,000	Fixed	50,000,000
Oct. 20	2.9630	62,502,178	3 month LIBOR	60,593,483
Oct. 20	2.9735	51,180,000	Fixed	50,000,000
Dec. 20	3.3038	50,550,000	Fixed	50,000,000
Dec. 20	3.3429	50,375,000	Fixed	50,000,000
2021 — Jan. 20	3.1781	74,625,000	Fixed	75,000,000
Jan. 20	3.2328	74,265,000	Fixed	75,000,000
Jan. 20	3.2631	74,077,500	Fixed	75,000,000
Jan. 20	3.3126	76,256,630	Fixed	76,371,187
Feb. 20	3.2877	99,500,000	Fixed	100,000,000
Feb. 20	3.2954	100,170,000	Fixed	100,000,000
Feb. 20	3.3000	100,000,000	Fixed	100,000,000
Feb. 20	3.3143	49,900,000	Fixed	50,000,000
Feb. 20	3.3231	99,420,000	Fixed	100,000,000
Feb. 20	3.3345	99,500,000	Fixed	100,000,000
Feb. 20	3.3442	99,500,000	Fixed	100,000,000
Feb. 20	3.3500	99,300,000	Fixed	100,000,000
Feb. 20	3.3500	99,410,000	Fixed	100,000,000
Feb. 20	3.3511	49,715,000	Fixed	50,000,000
Feb. 20	3.3627	99,000,000	Fixed	100,000,000
Feb. 20	3.4051	107,334,370	3 month LIBOR	108,309,152
Feb. 20	3.4160	49,495,000	Fixed	50,000,000
Feb. 20	3.4208	99,120,000	Fixed	100,000,000
Feb. 20	3.4616	98,750,000	Fixed	100,000,000
Mar. 20	3.3035	98,150,000	Fixed	100,000,000
Mar. 20	3.3072	97,200,000	Fixed	100,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Mar. 20	3.3100	$ 97,600,000	Fixed	USD 100,000,000
Mar. 20	3.3131	49,160,000	Fixed	50,000,000
Mar. 20	3.3300	49,100,000	Fixed	50,000,000
Mar. 20	3.3331	49,620,000	Fixed	50,000,000
Mar. 20	3.3832	98,600,000	Fixed	100,000,000
Mar. 20	3.4756	98,500,000	Fixed	100,000,000
Mar. 20	3.4874	197,200,000	Fixed	200,000,000
Mar. 20	3.5177	98,600,000	Fixed	100,000,000
Apr. 20	3.1875	141,932,739	3 month LIBOR	144,167,333
Apr. 20	3.1939	147,750,000	3 month LIBOR	150,000,000
Apr. 20	3.4312	96,050,000	3 month LIBOR	100,000,000
Apr. 20	3.4540	105,782,464	3 month LIBOR	110,443,166
May 9	0.76270	97,706,146	3 month LIBOR	76,243,579
May 20	3.3030	4,889,148	3 month LIBOR	5,135,660
May 20	3.3703	133,206,690	3 month LIBOR	138,324,704
Jul. 20	3.0571	135,617,347	3 month LIBOR	140,028,236
2022 — Feb. 6	0.9446	188,295,000	Fixed	150,000,000
Feb. 12	1.0430	125,250,000	Fixed	100,000,000
Feb. 20	1.98960	48,066,474	3 month LIBOR	47,216,576
Mar. 16	0.90400	132,750,000	Fixed	100,000,000
Mar. 20	2.06980	67,549,554	3 month LIBOR	67,414,725
Apr. 20	2.16100	118,258,207	3 month LIBOR	119,392,436
Apr. 20	2.22240	13,045,854	3 month LIBOR	13,144,437
May 20	2.01810	150,480,000	3 month LIBOR	150,000,000
May 20	2.04090	49,715,000	3 month LIBOR	50,000,000
May 20	2.04640	100,140,000	3 month LIBOR	100,000,000
May 20	2.04640	100,200,000	3 month LIBOR	100,000,000
May 20	2.07870	24,737,500	3 month LIBOR	25,000,000
May 20	2.09420	24,762,500	3 month LIBOR	25,000,000
May 20	2.12000	49,265,000	3 month LIBOR	50,000,000
May 20	2.16300	24,905,000	3 month LIBOR	25,000,000
Jun. 10	1.3449	124,140,000	3 month LIBOR	100,000,000
Jun. 11	1.3584	52,649,285	3 month LIBOR	42,631,000
Jun. 16	1.3669	123,150,000	3 month LIBOR	100,000,000
Jun. 20	1.85000	86,606,176	3 month LIBOR	84,551,573
Jun. 20	1.85060	102,290,000	3 month LIBOR	100,000,000
Jun. 20	1.91050	50,150,000	3 month LIBOR	50,000,000
Jun. 20	1.97740	24,890,000	3 month LIBOR	25,000,000
Jun. 20	2.08300	24,622,500	3 month LIBOR	25,000,000
Jun. 20	2.08520	150,084,800	3 month LIBOR	152,000,000
Jun. 20	2.08950	98,720,000	3 month LIBOR	100,000,000
Jul. 10	1.0632	159,819,000	3 month LIBOR	125,250,000
Jul. 20	1.1167	129,300,000	3 month LIBOR	100,000,000
Jul. 20	1.72730	51,300,000	3 month LIBOR	50,000,000
Jul. 20	1.73460	51,325,000	3 month LIBOR	50,000,000
Jul. 20	1.74000	51,425,000	3 month LIBOR	50,000,000
Jul. 20	1.77550	77,325,000	3 month LIBOR	75,000,000
Jul. 20	1.78200	51,325,000	3 month LIBOR	50,000,000
Jul. 20	1.79420	51,000,000	3 month LIBOR	50,000,000
Jul. 20	1.80000	102,550,000	3 month LIBOR	100,000,000
Jul. 20	1.80300	102,600,000	3 month LIBOR	100,000,000
Aug. 20	1.58000	101,805,000	3 month LIBOR	100,000,000
Aug. 20	1.58950	50,915,000	3 month LIBOR	50,000,000
Aug. 20	1.59990	50,800,000	3 month LIBOR	50,000,000
Aug. 20	1.64840	50,400,000	3 month LIBOR	50,000,000
Aug. 20	1.66000	51,025,000	3 month LIBOR	50,000,000
Aug. 20	1.66700	69,052,452	3 month LIBOR	67,566,000
Aug. 20	1.66700	71,470,000	3 month LIBOR	70,000,000
Aug. 25	0.8909	131,250,000	3 month LIBOR	100,000,000
Sep. 15	1.0770	66,290,000	3 month LIBOR	50,000,000
Sep. 20	1.71520	100,200,000	3 month LIBOR	100,000,000
Sep. 20	1.71640	100,400,000	3 month LIBOR	100,000,000
Sep. 20	1.80800	98,940,000	3 month LIBOR	100,000,000
Sep. 20	1.83510	49,750,000	3 month LIBOR	50,000,000
Sep. 20	1.92480	49,475,000	3 month LIBOR	50,000,000
Sep. 24	1.0867	132,820,000	3 month LIBOR	100,000,000
Oct. 16	1.06380	133,714,600	3 month LIBOR	103,000,000
Oct. 20	1.85500	97,620,000	3 month LIBOR	100,000,000
Oct. 20	1.90450	97,600,000	3 month LIBOR	100,000,000
Oct. 20	1.92060	97,500,000	3 month LIBOR	100,000,000
2023 — Feb. 20	1.93800	19,832,670	3 month LIBOR	20,100,000
Feb. 20	1.94000	51,027,900	3 month LIBOR	51,700,000
Feb. 20	1.93900	49,400,000	3 month LIBOR	50,000,000
Feb. 20	1.92890	49,680,000	Fixed	50,000,000
Feb. 20	1.93350	99,420,000	Fixed	100,000,000
Feb. 20	1.91400	50,135,000	Fixed	50,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Feb. 20	1.99700	$ 100,900,000	Fixed	USD 100,000,000
Mar. 20	2.03160	50,150,000	Fixed	50,000,000
Mar. 20	2.02700	99,900,000	Fixed	100,000,000
Mar. 20	1.98480	50,150,000	Fixed	50,000,000
Mar. 20	1.98480	100,700,000	Fixed	100,000,000
Mar. 20	1.97830	50,325,000	Fixed	50,000,000
Mar. 20	2.04710	100,420,000	Fixed	100,000,000
Mar. 20	2.04400	150,465,000	Fixed	150,000,000
Mar. 20	2.02500	100,100,000	Fixed	100,000,000
Mar. 20	2.02830	100,100,000	Fixed	100,000,000
Mar. 20	2.03100	100,120,000	Fixed	100,000,000
Mar. 20	2.02000	101,250,000	Fixed	100,000,000
Mar. 20	2.01680	101,200,000	Fixed	100,000,000
Mar. 20	2.04500	101,680,000	Fixed	100,000,000
Apr. 20	1.89700	102,970,000	Fixed	100,000,000
Apr. 20	1.90510	103,030,000	Fixed	100,000,000
Apr. 20	1.95880	102,800,000	Fixed	100,000,000
Apr. 20	1.95380	102,760,000	Fixed	100,000,000
Apr. 20	1.94200	102,600,000	Fixed	100,000,000
Apr. 20	1.94100	102,650,000	Fixed	100,000,000
Apr. 20	1.95070	205,700,000	Fixed	200,000,000
Apr. 20	1.97460	102,650,000	Fixed	100,000,000
Apr. 20	1.97110	205,420,000	Fixed	200,000,000
Apr. 20	1.88460	78,771,000	3 month LIBOR	77,000,000
Apr. 20	1.83980	204,900,000	Fixed	200,000,000
May 3	1.13630	125,100,000	Fixed	100,000,000
May 20	1.71930	114,307,200	3 month LIBOR	112,000,000
May 20	1.71930	89,812,800	3 month LIBOR	88,000,000
May 20	1.69580	101,720,000	3 month LIBOR	100,000,000
May 20	1.68720	100,780,000	3 month LIBOR	100,000,000
Jun. 20	1.93050	103,100,000	3 month LIBOR	100,000,000
Jun. 20	1.87800	102,950,000	3 month LIBOR	100,000,000
Jun. 20	1.95570	103,470,000	3 month LIBOR	100,000,000
Jun. 22	1.4896	121,550,000	3 month LIBOR	100,000,000
Jun. 30	1.5517	148,680,000	3 month LIBOR	120,000,000
Jul. 20	2.04190	103,200,000	3 month LIBOR	100,000,000
Jul. 20	2.17690	102,000,000	3 month LIBOR	100,000,000
Jul. 20	2.19500	101,900,000	3 month LIBOR	100,000,000
Jul. 20	2.16600	101,700,000	3 month LIBOR	100,000,000
Jul. 20	2.15000	102,070,000	3 month LIBOR	100,000,000
Jul. 20	2.30360	103,500,000	3 month LIBOR	100,000,000
Jul. 20	2.28700	207,000,000	3 month LIBOR	200,000,000
Jul. 20	2.28950	103,690,000	3 month LIBOR	100,000,000
Jul. 20	2.49090	48,650,400	3 month LIBOR	46,400,000
Aug. 20	1.1344	130,900,000	3 month LIBOR	100,000,000
Aug. 20	2.49150	105,850,000	3 month LIBOR	100,000,000
Aug. 20	2.47400	130,055,150	3 month LIBOR	123,100,000
Aug. 20	2.42970	104,000,000	3 month LIBOR	100,000,000
Aug. 20	2.40430	104,400,000	3 month LIBOR	100,000,000
Sep. 18	1.3032	38,309,000	3 month LIBOR	29,000,000
Sep. 20	2.48210	154,470,000	3 month LIBOR	150,000,000
Sep. 20	2.55970	205,800,000	3 month LIBOR	200,000,000
Sep. 20	2.51030	104,300,000	3 month LIBOR	100,000,000
Oct. 20	2.79070	105,200,000	3 month LIBOR	100,000,000
Oct. 20	2.74130	207,880,000	3 month LIBOR	200,000,000
Oct. 20	2.61040	103,000,000	3 month LIBOR	100,000,000
Oct. 20	2.61040	51,500,000	3 month LIBOR	50,000,000
Oct. 20	2.61040	25,750,000	3 month LIBOR	25,000,000
Oct. 20	2.61040	25,750,000	3 month LIBOR	25,000,000
Dec. 13	1.33260	197,550,000	Fixed	150,000,000
2024 — Jan. 20	2.53160	78,345,000	3 month LIBOR	75,000,000
Jan. 20	2.58690	132,000,000	3 month LIBOR	125,000,000
Jan. 20	2.58780	105,250,000	3 month LIBOR	100,000,000
Jan. 20	2.63700	104,850,000	3 month LIBOR	100,000,000
Jan. 20	2.64000	104,900,000	3 month LIBOR	100,000,000
Feb. 20	2.44240	78,120,000	3 month LIBOR	70,000,000
Feb. 20	2.57680	117,390,000	3 month LIBOR	107,500,000
Feb. 20	2.61220	109,600,000	3 month LIBOR	100,000,000
Mar. 20	2.36450	111,100,000	3 month LIBOR	100,000,000
Mar. 20	2.39100	83,835,000	3 month LIBOR	75,000,000
Mar. 20	2.40440	111,350,000	3 month LIBOR	100,000,000
Mar. 20	2.43820	110,520,000	3 month LIBOR	100,000,000
Mar. 20	2.46570	109,329,300	3 month LIBOR	99,300,000
Apr. 20	2.39590	110,530,000	3 month LIBOR	100,000,000
Apr. 20	2.41910	110,780,000	3 month LIBOR	100,000,000
Apr. 20	2.47300	110,760,000	3 month LIBOR	100,000,000
Apr. 20	2.48460	111,050,000	3 month LIBOR	100,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Apr. 20	2.49320	$ 84,000,000	3 month LIBOR	USD 75,000,000
May 20	2.38680	65,899,650	3 month LIBOR	60,100,000
May 20	2.44830	137,212,500	3 month LIBOR	125,000,000
May 20	2.45610	109,310,000	3 month LIBOR	100,000,000
May 20	2.47500	50,458,500	3 month LIBOR	45,000,000
Jun. 20	2.34430	109,740,000	3 month LIBOR	100,000,000
Jun. 20	2.36750	81,757,500	3 month LIBOR	75,000,000
Jun. 20	2.40570	109,640,000	3 month LIBOR	100,000,000
Aug. 20	2.11200	135,137,500	3 month LIBOR	125,000,000
Aug. 20	2.11420	136,813,205	3 month LIBOR	126,550,000
Aug. 20	2.11440	107,360,000	3 month LIBOR	100,000,000
Aug. 20	2.14130	107,370,000	3 month LIBOR	100,000,000
Aug. 20	2.21890	107,320,000	3 month LIBOR	100,000,000
Aug. 20	2.25360	106,750,000	3 month LIBOR	100,000,000
Aug. 20	2.25940	106,730,000	3 month LIBOR	100,000,000
Sep. 20	2.07730	109,370,000	3 month LIBOR	100,000,000
Sep. 20	2.08840	109,380,000	3 month LIBOR	100,000,000
Sep. 20	2.10840	109,150,000	3 month LIBOR	100,000,000
Oct. 20	2.08440	54,375,000	3 month LIBOR	50,000,000
Nov. 20	2.02720	111,800,000	3 month LIBOR	100,000,000
Nov. 20	1.95800	112,300,000	3 month LIBOR	100,000,000
Nov. 20	1.88120	113,080,000	3 month LIBOR	100,000,000
Nov. 20	1.98340	112,240,000	3 month LIBOR	100,000,000
Nov. 20	2.00210	113,040,000	Fixed	100,000,000
Dec. 2	1.90520	113,790,000	3 month LIBOR	100,000,000
Dec. 3	1.85390	113,780,000	3 month LIBOR	100,000,000
Dec. 11	1.87030	114,180,000	3 month LIBOR	100,000,000
Dec. 15	2.01060	13,745,295	3 month LIBOR	12,150,000
2025 — Jan. 16	1.5504	119,390,000	3 month LIBOR	100,000,000
Jan. 20	2.04600	114,150,000	3 month LIBOR	100,000,000
Jan. 22	1.4957	121,050,000	3 month LIBOR	100,000,000
Jan. 22	1.6175	59,780,000	Fixed	50,000,000
Jan. 30	1.3553	124,490,000	3 month LIBOR	100,000,000
Feb. 5	1.2298	125,240,000	Fixed	100,000,000
May 11	1.20510	64,925,000	Fixed	50,000,000
May 31	1.23740	258,800,000	Fixed	200,000,000
Jun. 2	1.20030	262,000,000	Fixed	200,000,000
Jun. 3	1.18618	196,275,000	Fixed	150,000,000
Jun. 6	1.17250	196,710,000	Fixed	150,000,000
Jun. 7	1.07010	64,745,000	Fixed	50,000,000
Jun. 13	1.03840	127,300,000	Fixed	100,000,000
Jun. 14	1.02860	127,110,000	Fixed	100,000,000
Jun. 14	1.03916	127,400,000	Fixed	100,000,000
Dec. 8	1.61800	133,730,000	Fixed	100,000,000
Dec. 10	1.54170	271,120,000	Fixed	200,000,000
Dec. 14	1.50160	271,800,000	Fixed	200,000,000
Dec. 17	1.48580	274,800,000	Fixed	200,000,000
Dec. 18	1.52620	275,720,000	Fixed	200,000,000
2026 — Feb. 4	1.15570	140,450,000	Fixed	100,000,000
Mar. 3	1.18280	202,290,000	Fixed	150,000,000
Apr. 18	1.28570	128,420,000	Fixed	100,000,000
Apr. 18	1.30940	128,400,000	Fixed	100,000,000
Apr. 19	1.28480	160,662,500	Fixed	125,000,000
Apr. 21	1.31760	127,180,000	Fixed	100,000,000
Apr. 22	1.31360	633,750,000	Fixed	500,000,000
Jul. 18	1.03600	258,440,000	Fixed	200,000,000
Jul. 18	1.03940	129,310,000	Fixed	100,000,000
Jul. 21	1.08950	195,555,000	Fixed	150,000,000
Aug. 5	1.07810	262,000,000	Fixed	200,000,000
Aug. 11	1.00290	262,340,000	Fixed	200,000,000
Aug. 12	0.99620	260,960,000	Fixed	200,000,000
Aug. 22	1.04870	255,320,000	Fixed	200,000,000
Sep. 1	1.02180	130,620,000	Fixed	100,000,000
Sep. 1	1.02170	156,960,000	Fixed	120,000,000
Sep. 7	1.06050	162,687,500	Fixed	125,000,000
Sep. 19	1.21390	198,045,000	Fixed	150,000,000
Sep. 21	1.19880	131,690,000	Fixed	100,000,000
Sep. 30	0.97050	132,190,000	Fixed	100,000,000
Sep. 30	0.96630	66,290,000	Fixed	50,000,000
Sep. 30	0.95990	132,470,000	Fixed	100,000,000
Oct. 3	0.97690	196,485,000	Fixed	150,000,000
Oct. 4	0.99950	131,250,000	Fixed	100,000,000
Oct. 5	0.99060	164,000,000	Fixed	125,000,000
Oct. 17	1.18900	131,930,000	Fixed	100,000,000
Oct. 24	1.17710	230,982,500	Fixed	175,000,000
Oct. 25	1.13570	99,922,500	Fixed	75,000,000
Oct. 26	1.13800	133,480,000	Fixed	100,000,000
Oct. 26	1.15210	133,870,000	Fixed	100,000,000
Oct. 28	1.16070	133,660,000	Fixed	100,000,000
Nov. 1	1.23170	334,900,000	Fixed	250,000,000
Nov. 2	1.21510	200,955,000	Fixed	150,000,000
Nov. 3	1.24200	267,740,000	Fixed	200,000,000
Nov. 8	1.18440	147,664,000	Fixed	110,000,000
Nov. 8	1.17350	100,822,500	Fixed	75,000,000
Nov. 21	1.52660	201,195,000	Fixed	150,000,000
Nov. 25	1.55800	200,925,000	Fixed	150,000,000
2027 — Jan. 6	1.74140	133,350,000	Fixed	100,000,000
Jan. 9	1.69530	265,720,000	Fixed	200,000,000
Apr. 7	1.60600	133,800,000	Fixed	100,000,000
Apr. 7	1.60600	133,960,000	Fixed	100,000,000
Apr. 7	1.59640	268,000,000	Fixed	200,000,000
Apr. 7	1.59330	134,130,000	Fixed	100,000,000
Apr. 11	1.55040	133,720,000	Fixed	100,000,000
Apr. 21	1.48350	67,350,000	Fixed	50,000,000
Apr. 24	1.50090	134,670,000	Fixed	100,000,000
Apr. 28	1.52590	339,500,000	Fixed	250,000,000
Apr. 28	1.51570	204,000,000	Fixed	150,000,000
May 9	1.54340	137,500,000	Fixed	100,000,000
May 9	1.53290	274,200,000	Fixed	200,000,000
Jun. 5	1.43600	134,990,000	Fixed	100,000,000
Jun. 5	1.43380	134,900,000	Fixed	100,000,000
Jun. 26	1.49080	132,600,000	Fixed	100,000,000
Jun. 26	1.49860	99,165,000	Fixed	75,000,000
2028 — Feb. 26	2.3080	63,570,000	Fixed	50,000,000
Feb. 27	2.2790	126,670,000	Fixed	100,000,000
Feb. 28	2.2200	126,880,000	Fixed	100,000,000
Mar. 6	2.1774	128,900,000	Fixed	100,000,000
Mar. 6	2.1799	128,890,000	Fixed	100,000,000
Mar. 12	2.2198	258,420,000	Fixed	200,000,000
Mar. 13	2.2420	257,280,000	Fixed	200,000,000
Mar. 26	2.1820	129,060,000	Fixed	100,000,000
Apr. 9	2.1858	191,700,000	Fixed	150,000,000
Apr. 10	2.1570	191,250,000	Fixed	150,000,000
Apr. 18	2.2807	188,775,000	Fixed	150,000,000
Apr. 23	2.3155	126,100,000	Fixed	100,000,000
Apr. 27	2.3482	128,800,000	Fixed	100,000,000
Jun. 4	2.2153	64,915,000	Fixed	50,000,000
Jun. 7	2.2416	130,020,000	Fixed	100,000,000
Jun. 8	2.3135	64,575,000	Fixed	50,000,000
Jun. 12	2.3047	64,900,000	Fixed	50,000,000
Jun. 14	2.2945	64,935,000	Fixed	50,000,000
Jun. 22	2.1720	66,575,000	Fixed	50,000,000
Jun. 22	2.1697	133,210,000	Fixed	100,000,000
Jun. 25	2.1213	133,060,000	Fixed	100,000,000
Jun. 25	2.1262	133,040,000	Fixed	100,000,000
Jun. 26	2.1200	66,650,000	Fixed	50,000,000
Jun. 28	2.1010	133,100,000	Fixed	100,000,000
Jun. 28	2.0955	66,500,000	Fixed	50,000,000
Jul. 3	2.1035	132,870,000	Fixed	100,000,000
Jul. 9	2.1297	65,660,000	Fixed	50,000,000
Jul. 10	2.1274	131,000,000	Fixed	100,000,000
Jul. 16	2.1629	197,475,000	Fixed	150,000,000
Jul. 16	2.1561	131,720,000	Fixed	100,000,000
Jul. 16	2.1549	98,752,500	Fixed	75,000,000
Jul. 17	2.1402	65,885,000	Fixed	50,000,000
Jul. 17	2.1310	65,835,000	Fixed	50,000,000
Jul. 17	2.1334	65,830,000	Fixed	50,000,000
Jul. 18	2.1618	131,300,000	Fixed	100,000,000
Jul. 19	2.1017	131,900,000	Fixed	100,000,000
Jul. 20	2.1210	132,260,000	Fixed	100,000,000
Jul. 23	2.1222	66,240,000	Fixed	50,000,000
Jul. 24	2.1723	65,645,000	Fixed	50,000,000
Jul. 25	2.2136	131,570,000	Fixed	100,000,000
Jul. 26	2.2344	131,660,000	Fixed	100,000,000
Jul. 26	2.2298	131,460,000	Fixed	100,000,000
Jul. 27	2.2229	65,630,000	Fixed	50,000,000
Jul. 30	2.2773	65,345,000	Fixed	50,000,000
Sep. 25	2.4299	129,200,000	Fixed	100,000,000

		$ 46,956,265,800		USD 41,179,738,919

Unmatured Market Debt (Continued)

For the cross currency swaps listed below (outstanding as of September 30, 2018), the Government’s Canadian dollar liability has been swapped into a euro liability.

	Canadian dollar liability		Euro liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
2019 — Jan. 20	2.98220	$156,200,000	Fixed	EUR 100,000,000
Jan. 20	3.06030	39,485,000	Fixed	25,000,000
Apr. 20	3 month CDOR	158,800,000	Fixed	100,000,000
Jul. 20	3.4256	77,325,000	Fixed	50,000,000
Jul. 20	3.5051	155,100,000	Fixed	100,000,000
Jul. 20	3.5825	115,612,500	Fixed	75,000,000
Jul. 20	3.5825	153,750,000	Fixed	100,000,000
Jul. 20	3.5885	154,000,000	Fixed	100,000,000
2020 — Jul. 20	3.1415	66,750,000	Fixed	50,000,000
Oct. 9	0.82070	131,355,000	Fixed	90,000,000
Oct. 27	0.85380	131,130,000	Fixed	90,000,000
Nov. 13	1.03480	135,004,500	Fixed	95,000,000
Nov. 17	0.96830	200,340,000	Fixed	140,000,000
Nov. 23	0.96350	133,997,000	Fixed	94,000,000
Dec. 15	0.79040	278,642,930	Fixed	185,000,000
2021 — Jan. 8	0.72690	196,625,000	Fixed	130,000,000
Jan. 15	0.61670	308,600,000	Fixed	200,000,000
Jan. 20	0.54390	158,300,000	Fixed	100,000,000
Feb. 20	2.31660	146,970,000	Fixed	100,000,000
Apr. 18	0.75580	216,975,000	Fixed	150,000,000
Apr. 26	0.88020	199,262,000	Fixed	140,000,000
May 10	0.71785	199,165,500	Fixed	135,000,000
May 16	0.73240	189,813,000	Fixed	130,000,000
May 19	0.70040	329,310,000	Fixed	225,000,000
May 20	3.1250	144,092,256	Fixed	100,000,000
May 20	3.1335	71,190,000	Fixed	50,000,000
Jun. 20	3.1880	137,710,900	Fixed	100,000,000
Sep. 20	2.3200	71,095,000	Fixed	50,000,000
Sep. 20	2.4000	71,110,000	Fixed	50,000,000
Sep. 20	2.4000	72,100,000	Fixed	50,000,000
Sep. 20	2.4580	106,212,673	Fixed	75,000,000
Sep. 30	0.9691	134,010,000	Fixed	90,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		Euro liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Oct. 15	2.0739	$ 69,275,000	Fixed	EUR 50,000,000
Oct. 15	2.2247	69,430,000	Fixed	50,000,000
Oct. 15	2.21410	104,550,000	Fixed	75,000,000
Oct. 15	2.22390	34,787,500	Fixed	25,000,000
Oct. 20	2.1210	67,920,000	Fixed	50,000,000
Oct. 20	2.1350	68,000,000	Fixed	50,000,000
Oct. 20	2.1880	67,750,000	Fixed	50,000,000
Oct. 20	2.2051	67,500,000	Fixed	50,000,000
Oct. 20	2.2399	138,800,000	Fixed	100,000,000
Oct. 20	2.2448	68,925,375	Fixed	50,000,000
Oct. 20	2.2580	101,775,000	Fixed	75,000,000
Oct. 20	2.2805	68,470,000	Fixed	50,000,000
Oct. 20	2.3960	70,880,760	Fixed	50,000,000
Oct. 20	2.4163	70,220,000	Fixed	50,000,000
Nov. 20	2.14000	69,775,000	Fixed	50,000,000
Nov. 20	2.24090	70,400,000	Fixed	50,000,000
Nov. 20	2.27080	69,618,275	Fixed	50,000,000
Nov. 20	2.28610	69,800,000	Fixed	50,000,000
Nov. 20	2.29830	105,075,000	Fixed	75,000,000
Nov. 20	2.32660	69,865,000	Fixed	50,000,000
Nov. 20	2.33160	104,700,000	Fixed	75,000,000
Nov. 20	2.36460	70,050,000	Fixed	50,000,000
Nov. 20	2.39230	105,375,000	Fixed	75,000,000
Nov. 20	2.40280	140,800,000	Fixed	100,000,000
Dec. 20	2.20560	139,270,000	Fixed	100,000,000
Dec. 20	2.20800	140,000,000	Fixed	100,000,000
Dec. 20	2.21440	139,800,000	Fixed	100,000,000
Dec. 20	2.43430	140,990,000	Fixed	100,000,000
2022 — Jan. 20	2.02240	67,825,000	Fixed	50,000,000
Feb. 20	2.48200	147,510,000	Fixed	100,000,000
Aug. 21	1.0148	129,915,000	Fixed	90,000,000
Sep. 16	1.0469	134,595,000	Fixed	90,000,000
2023 — Jun. 18	1.4465	138,600,000	Fixed	100,000,000
Sep. 20	2.69480	137,000,000	Fixed	100,000,000
Oct. 20	2.69570	138,800,000	Fixed	100,000,000
Oct. 20	2.81850	68,750,000	Fixed	50,000,000
2024 — May 20	2.37900	114,270,000	Fixed	75,000,000
May 20	2.38450	151,950,000	Fixed	100,000,000
Jul. 20	2.29210	147,100,000	Fixed	100,000,000
Jul. 20	2.29750	110,602,500	Fixed	75,000,000
Aug. 20	2.25000	109,312,500	Fixed	75,000,000
Aug. 28	1.2983	136,170,000	Fixed	90,000,000
Sep. 1	1.2937	134,550,000	Fixed	90,000,000
Sep. 4	1.3479	134,586,000	Fixed	90,000,000
Oct. 20	2.12130	105,652,500	Fixed	75,000,000
Oct. 20	2.18500	42,672,000	Fixed	30,000,000
Oct. 20	2.19030	85,056,000	Fixed	60,000,000
Oct. 20	2.20090	99,449,000	Fixed	70,000,000
Oct. 20	2.21480	128,925,000	Fixed	90,000,000
Nov. 28	1.99800	139,900,000	Fixed	100,000,000
Dec. 10	1.94890	140,550,000	Fixed	100,000,000
Dec. 15	2.03960	105,825,000	Fixed	75,000,000
2025 — Feb. 9	1.2820	142,380,000	Fixed	100,000,000
Sep. 3	1.4661	133,425,000	Fixed	90,000,000
2026 — Feb. 8	1.17530	153,574,400	Fixed	100,000,000
Aug. 15	1.70460	244,125,000	Fixed	175,000,000
2027 — Jan. 13	1.69020	138,700,000	Fixed	100,000,000
Jan. 17	1.72790	139,550,000	Fixed	100,000,000
Jan. 17	1.72220	139,530,000	Fixed	100,000,000
Jan. 23	1.74670	141,050,000	Fixed	100,000,000
Jan. 23	1.76540	141,250,000	Fixed	100,000,000
Jan. 25	1.71050	143,000,000	Fixed	100,000,000
Jan. 27	1.80010	140,720,000	Fixed	100,000,000
Feb. 6	1.74160	140,560,000	Fixed	100,000,000
Apr. 28	1.52260	295,440,000	Fixed	200,000,000
Jul. 18	1.87360	145,300,000	Fixed	100,000,000
2028 — Jan. 15	2.1719	150,950,000	Fixed	100,000,000
Jan. 23	2.2310	76,155,000	Fixed	50,000,000
Jan. 24	2.2238	152,510,000	Fixed	100,000,000
Feb. 1	2.2880	153,130,000	Fixed	100,000,000
Feb. 2	2.2815	76,505,000	Fixed	50,000,000
Feb. 7	2.3681	309,800,000	Fixed	200,000,000
Feb. 13	2.3452	154,400,000	Fixed	100,000,000
Feb. 14	2.3418	154,270,000	Fixed	100,000,000

		$13,659,725,069		EUR 9,409,000,000

Unmatured Market Debt (Continued)

For the cross currency swaps listed below (outstanding as of September 30, 2018), the Government’s Canadian dollar liability has been swapped into a yen liability.

	Canadian dollar liability		Yen liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
2019 — Mar. 20	1.73540	$ 67,729,619	Fixed	JPY 6,300,000,000
Jul. 20	1.58260	122,245,000	Fixed	11,500,000,000
Jul. 20	1.64090	110,670,000	Fixed	10,500,000,000
Jul. 20	1.64990	111,690,246	Fixed	10,500,000,000
Jul. 20	1.65830	111,773,472	Fixed	10,500,000,000
Jul. 20	1.66700	30,557,300	Fixed	2,900,000,000
2022 — Mar. 9	1.15570	58,844,298	Fixed	5,000,000,000
Mar. 21	1.28990	70,320,000	Fixed	6,000,000,000
Mar. 21	1.30530	70,440,000	Fixed	6,000,000,000
Mar. 21	1.26930	70,380,000	Fixed	6,000,000,000
Mar. 22	1.23920	70,440,000	Fixed	6,000,000,000
Mar. 23	1.22920	70,680,000	Fixed	6,000,000,000
Mar. 24	1.20030	71,160,000	Fixed	6,000,000,000
Mar. 27	1.14480	72,420,000	Fixed	6,000,000,000
2023 — Sep. 10	2.15160	59,311,981	Fixed	5,000,000,000

		$ 1,168,661,916		JPY 104,200,000,000

Unmatured Market Debt (Continued)

For the cross currency swaps listed below (outstanding as of September 30, 2018), the Government’s Canadian dollar liability has been swapped into a pound sterling liability.

	Canadian dollar liability		Pound sterling liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
2019 — Apr. 20	1.62930	$ 102,250,500	Fixed	GBP 55,000,000
Apr. 20	1.76740	100,315,800	Fixed	54,000,000
May 20	1.69700	138,675,000	Fixed	75,000,000
Jul. 20	1.63000	138,277,500	Fixed	75,000,000
Sep. 20	1.54080	138,555,000	Fixed	75,000,000
Oct. 20	1.58240	132,382,500	Fixed	75,000,000
Oct. 20	1.64920	150,875,000	Fixed	85,000,000
Oct. 20	1.65240	98,781,250	Fixed	54,500,000
Oct. 20	1.67110	159,660,000	Fixed	90,000,000
Oct. 20	1.67800	152,209,500	Fixed	85,000,000
Oct. 20	1.75660	152,796,000	Fixed	85,000,000
Dec. 4	1.42900	142,496,000	Fixed	80,000,000
Dec. 12	1.43100	144,400,000	Fixed	80,000,000
2020 — Jan. 20	1.1042	154,045,500	Fixed	85,000,000
Jan. 28	0.8453	168,444,000	Fixed	90,000,000
Jan. 29	0.7295	160,140,000	Fixed	85,000,000
Feb. 3	0.6887	134,309,000	Fixed	70,000,000
2023 — Sep. 8	1.2519	167,535,000	Fixed	85,000,000
2024 — Sep. 8	1.3753	133,510,000	Fixed	65,000,000
Sep. 8	1.4063	132,223,000	Fixed	65,000,000
2025 — Sep. 8	1.4788	131,690,000	Fixed	65,000,000
Sep. 8	1.4817	132,795,000	Fixed	65,000,000
Sep. 8	1.4982	132,632,500	Fixed	65,000,000
Sep. 8	1.5052	133,009,500	Fixed	65,000,000
Sep. 8	1.5578	131,787,500	Fixed	65,000,000
Sep. 8	1.5955	123,825,000	Fixed	65,000,000
Sep. 8	1.6630	153,120,000	Fixed	80,000,000
Sep. 8	1.7711	104,208,500	Fixed	55,000,000
Sep. 8	1.7750	142,905,000	Fixed	75,000,000
Sep. 8	1.7984	165,180,500	Fixed	85,000,000
Sep. 8	1.8166	98,587,800	Fixed	54,000,000
Sep. 8	1.8258	164,900,000	Fixed	85,000,000
Sep. 8	1.45800	198,950,000	Fixed	100,000,000
Sep. 8	1.46210	202,120,000	Fixed	100,000,000
Sep. 8	1.45290	131,365,000	Fixed	65,000,000
Sep. 8	1.68360	131,625,000	Fixed	65,000,000
Sep. 8	1.66710	131,950,000	Fixed	65,000,000
Sep. 8	1.61080	140,777,000	Fixed	70,000,000
Sep. 8	1.58350	200,970,000	Fixed	100,000,000
Sep. 8	1.57250	203,300,000	Fixed	100,000,000
Sep. 8	1.45380	207,800,000	Fixed	100,000,000
Sep. 8	1.32500	133,835,000	Fixed	65,000,000
Sep. 8	1.33340	288,174,000	Fixed	140,000,000
Sep. 8	1.31470	204,800,000	Fixed	100,000,000
Sep. 8	1.18950	101,650,000	Fixed	50,000,000
Sep. 8	1.25740	141,225,000	Fixed	70,000,000
Sep. 8	1.25510	282,940,000	Fixed	140,000,000
Sep. 8	1.17710	99,760,000	Fixed	50,000,000
Sep. 8	1.22870	281,848,000	Fixed	140,000,000
Sep. 8	1.13580	101,385,000	Fixed	50,000,000
2026 — Mar. 7	1.26820	142,327,500	Fixed	75,000,000
Mar. 22	1.31940	131,383,000	Fixed	70,000,000
Mar. 24	1.29830	93,100,000	Fixed	50,000,000
May 19	1.37420	264,510,000	Fixed	150,000,000
Dec. 2	1.58030	200,280,000	Fixed	120,000,000
2027 — Jan. 12	1.67990	160,640,000	Fixed	100,000,000
Jan. 24	1.74510	164,350,000	Fixed	100,000,000
Feb. 1	1.79150	164,200,000	Fixed	100,000,000
Feb. 3	1.80000	165,500,000	Fixed	100,000,000
Feb. 6	1.73900	163,300,000	Fixed	100,000,000
Feb. 13	1.64020	247,050,000	Fixed	150,000,000
Feb. 21	1.77800	81,550,000	Fixed	50,000,000
Feb. 22	1.71720	162,680,000	Fixed	100,000,000
Mar. 6	1.70010	164,070,000	Fixed	100,000,000
Mar. 6	1.70730	164,080,000	Fixed	100,000,000
Mar. 15	1.83300	327,000,000	Fixed	200,000,000
Mar. 16	1.85790	343,665,000	Fixed	210,000,000

		$ 10,740,681,350		GBP 5,782,500,000

Unmatured Market Debt (Continued)

(D) FOREIGN EXCHANGE SWAPS(6)

For the foreign exchange swaps listed below (outstanding as of September 30, 2018), the Government swapped Canadian dollars for U.S. dollars.

	Canadian dollar	U.S. dollar
Maturity date	Notional amount	Notional amount
2018 — Nov. 21	$15,466,204	USD 11,993,954

(E) FOREIGN EXCHANGE FORWARDS

The Government entered into transactions to purchase (outstanding as of September 30, 2018): USD 643,902,610 in exchange for EUR 561,323,000; USD 159,207,751 in exchange for GBP 124,753,000; USD 157,063,659 in exchange for JPY 17,273,300,000; and USD 214,122,939 in exchange for CNH 1,476,800,000.

Notes:

(1)	Non-callable except as otherwise noted.
(2)

Real Return Bonds bear interest adjusted in relation to the CPI for Canada. At maturity, a final payment equal to the sum of inflation compensation from the original issue date to maturity and principal will be made. All amounts shown for these issues include the inflation compensation accrued to date.

(3)

Canada Savings Bonds offer minimum guaranteed annual interest rates and are non-callable. They can only be assigned or transferred under certain conditions. Canada Savings Bonds are redeemable on demand at any time with accrued interest.

(4)	For these series of Canada Savings Bonds and Canada Premium Bonds the original maturity date was extended by 10 years, at the option of the holder.
(5)	Canada Premium Bonds are non-callable. They can only be assigned or transferred under certain conditions. Issues are available in compound interest or regular interest form.
(6)	Converted at USD 1.00 = CAD 1.292, EUR 1.00 = CAD 1.4999 the closing rates on September 30, 2018.
(7)	Assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited.
(8)	May not add to total due to rounding.

Unmatured Market Debt (Continued)

Other Obligations (with Respect to Money Borrowed)

DIRECT OBLIGATIONS (1)

The borrowings listed below are direct obligations of agent enterprise Crown corporations which are agents of Canada and as such constitute direct obligations of the Government of Canada and are a charge on and payable out of the Consolidated Revenue Fund of Canada.

BORROWINGS BY AGENT ENTERPRISE CROWN CORPORATIONS

	Outstanding at March 31, 2018
	Canadian dollar borrowings	Foreign currency borrowings (2)	Total borrowings
	(in millions)
Business Development Bank of Canada	$1	$138	$139
Canada Mortgage and Housing Corporation	233,981	—	233,981
Canada Post Corporation	997	—	997
Export Development Canada	42,627	12,843	55,470
Farm Credit Canada	525	309	833
Freshwater Fish Marketing Corporation	28	—	28
Royal Canadian Mint	20	—	20

Total	$278,179	$13,290	$291,469

Source: Public Accounts of Canada 2018 (Volume 1, Table 9.5) and Public Works and Government Services Canada.

Note: Amounts may not add due to rounding.

(1)

The payment of all money borrowed by agent enterprise Crown corporations and interest thereon is a charge on and payable out of the Consolidated Revenue Fund. Such borrowings therefore constitute obligations of the Government and are recorded as such net of borrowings expected to be repaid directly by these corporations. In practice, with few exceptions, all borrowings have been repaid by the agent enterprise Crown corporations.

(2)	Foreign currency equivalent in Canadian dollars.

CONTINGENT LIABILITIES

Principal amount outstanding
GUARANTEES PROVIDED BY THE GOVERNMENT AS AT MARCH 31, 2018 (IN MILLIONS OF DOLLARS)
Guaranteed borrowings of enterprise Crown corporations and other government business enterprises
Agent enterprise Crown corporations	291,469
Other guarantees provided by the Government
Loan guarantees
Agriculture and Agri-Food
Department of Agriculture and Agri-Food
Advance Payments Program—Agricultural Marketing Programs Act	1,270
Farm Improvement Loans Act and Canadian Agricultural Loans Act	101
Families, Children and Social Development
Department of Employment and Social Development
Canada Student Loans Act	3
Finance
Department of Finance
International Bank for Reconstruction and Development	152
Indigenous Services
Department of Indigenous Services
Indian Economic Development Guarantee Program	(1)
On-Reserve Housing Guarantee Program
Canada Mortgage and Housing Corporation	1,454
Other approved lenders	296
Innovation, Science and Economic Development
Department of Industry
Canada Small Business Financing Act	869
Regional Aircraft Credit Facility	30
Natural Resources
Department of Natural Resources
Lower Churchill Hydro Electric Projects	7,801

Total—Loan guarantees	11,976

Insurance programs managed by the Government
Canadian Heritage
Department of Canadian Heritage
Canada Travelling Exhibitions Indemnification Act	—
Finance
Department of Finance
Mortgage or Hypothecary Insurance Protection	249,580
Global Affairs
Department of Foreign Affairs, Trade and Development
Accounts administered for the Government by Export Development Canada	108
Natural Resources
Department of Natural Resources
Nuclear Liability Account	—

Total—Insurance programs managed by the Government	249,688

Other explicit guarantees
Agriculture and Agri-Food
Department of Agriculture and Agri-Food
National Biomass Ethanol Program	—
Price Pooling Program—Agricultural Marketing Programs Act	—

Total—Other explicit guarantees	—

Total—Gross guarantees	553,133
Less: allowance for guarantees	278

Net exposure under guarantees	552,855

Source: Public Accounts of Canada 2018 (Volume 1, Table 11.6).

Note: Amounts may not add due to rounding.

(1) Less than $500,000.

Supplementary Information

MARKETABLE BONDS (DOMESTIC)

From October 1, 2018 through November 30, 2018, Government of Canada domestic marketable bonds outstanding increased by $2,851 million to $557,077 million. New issues and retirements during this period are detailed below.

Issue or Maturity Date	Coupon (%)	Maturity Date	Issue Amount	Maturing Amount
October 1, 2018	0.75	September 1, 2021	$2,000,000,000
October 5, 2018	2.25	March 1, 2024	3,000,000,000
October 12, 2018	2.00	November 1, 2020	3,000,000,000
October 19, 2018	2.25	June 1, 2029	3,000,000,000
November 1, 2018	0.50			$8,670,124,000
November 2, 2018	2.00	December 1, 2051	1,000,000,000
November 9, 2018	2.25	February 1, 2021	3,000,000,000
November 16, 2018	2.25	March 1, 2024	3,000,000,000
November 23, 2018	2.25	February 1, 2021	3,000,000,000
November 30, 2018	0.50	December 1, 2050	700,000,000

			$21,700,000,000	$8,670,124,000

From October 1, 2018 through November 30, 2018, nine repurchase operations were held and the following bonds were purchased by the Government. Repurchased bonds are typically cancelled shortly after their settlement.

Repurchase Settlement Date	Coupon (%)	Maturity Date	Amount Repurchased
October 4, 2018	0.75	May 1, 2019	$50,000,000
	3.75	June 1, 2019	340,000,000
	0.75	August 1, 2019	450,000,000
	1.50	March 1, 2020	210,000,000

			$1,050,000,000
October 11, 2018	3.75	June 1, 2019	140,000,000
	0.75	August 1, 2019	100,000,000

			$240,000,000
October 18, 2018	0.50	November 1, 2018	50,000,000
	0.75	May 1, 2019	330,000,000
	3.75	June 1, 2019	300,000,000
	0.75	August 1, 2019	89,000,000
	1.25	February 1, 2020	600,000,000

			$1,369,000,000
October 25, 2018	0.50	November 1, 2018	40,000,000
	0.75	May 1, 2019	1,460,000,000

			$1,500,000,000
November 1, 2018	3.75	June 1, 2019	500,000,000
	1.25	February 1, 2020	300,000,000
	1.50	March 1, 2020	20,000,000

			$820,000,000
November 8, 2018	0.75	May 1, 2019	1,461,000,000
	3.75	June 1, 2019	39,000,000

			$1,500,000,000
November 15, 2018	0.75	May 1, 2019	500,000,000
	3.75	June 1, 2019	952,439,000
	0.75	August 1, 2019	27,439,000
	1.75	September 1, 2019	20,122,000

			$1,500,000,000
November 22, 2018	0.75	May 1, 2019	950,000,000
	0.75	August 1, 2019	50,000,000

			$1,000,000,000
November 29, 2018	0.75	August 1, 2019	556,588,000
	1.75	September 1, 2019	643,412,000

			$1,200,000,000

Total repurchased amount for Period			$10,179,000,000

TREASURY BILLS

From October 1, 2018 through November 30, 2018, treasury bills outstanding increased by $4,200 million to $132,700 million.

CANADA BILLS

From October 1, 2018 through November 30, 2018, Canada Bills outstanding decreased by U.S.$208,855,000 to U.S.$2,070,146,000.

CROSS CURRENCY SWAPS

From October 1, 2018 through November 30, 2018, Canadian dollar liabilities of $2,424,810,000 were swapped into liabilities of USD 1,850,000,000 and Canadian dollar liabilities of $1,844,806,738 were swapped into liabilities of JPY 159,000,000,000.

FOREIGN EXCHANGE FORWARDS

As of November 30, 2018, the Government had outstanding transactions to purchase: USD 712,702,809 in exchange for EUR 619,774,000; USD 177,783,683 in exchange for GBP 137,743,000; USD 170,522,336 in exchange for JPY 19,072,000,000; and USD 234,841,088 in exchange for CNH 1,630,500,000.

FOREIGN EXCHANGE SWAPS

As of November 30, 2018, the Government had the following foreign exchange swaps (Canadian dollars swapped for U.S. dollars) outstanding:

	Canadian dollar	U.S. dollar
Maturity date	Notional amount	Notional amount
2019 – Jan. 23	$15,897,987	USD 11,993,954